Exhibit 10.1

December 10, 2012 Via E-Mail:	Carpenter Technology Corporation P.O. Box 14662 Reading, PA 19612-4662 Tel: 610.208.2000

Tony Thene

402 Wynstone Drive

Wexford, PA 15090

Dear Tony:

We are pleased to extend an offer of employment to you with Carpenter Technology Corporation. Should you accept this offer, your position will be Senior Vice President and Chief Financial Officer. This offer is contingent on the following:

1.	The offer must be accepted in writing on or before December 18, 2012; and

2.	Resignation must be tendered to your present employer on or before January, 9, 2013.

Your first day of employment will be a date mutually agreed upon by you and the Company. Highlights of your new position include:

•	Annual Base Salary: $430,000.00, paid bi-weekly.

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Annual Bonus Plan: You will be eligible to participate in the Company’s Executive Bonus Compensation Plan or such successor arrangement (if any) as the Board may from time to time establish. Your target annual bonus opportunity for the fiscal year ending June 30, 2013 is 80% of your annual base salary pro-rated based on earnings received during the fiscal year. Zero to 200% of target will be earned based on achievement of Operating Income, Operating Margin, Working Capital as a % of Sales, Customer Disappointment Rate and Safety performance objectives during the fiscal year ending June 30, 2013. The relevant corporate performance objectives are determined by the Board or its Human Resources Committee each fiscal year.

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Sign-On Bonus: You will be paid a one-time lump sum payment of $100,000.00 less applicable taxes. Payment will be made shortly after your start date, which is typically in your first normally scheduled paycheck. All terms and conditions related to the Sign-On Bonus are contingent upon your execution of the Employee Reimbursement Agreement – Sign-On Bonus which is attached hereto as Exhibit A.

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One-Time Restricted Stock Unit Award: On your start date, you will receive a one-time restricted stock unit award with respect to shares of common stock of the Company with a fair market value on that date of $350,000.00. This award will vest, and 100% of the shares subject thereto will become deliverable, on the third anniversary of the grant date. This award will be documented in an individual award agreement as soon as practical following your start date, and such award agreement will then constitute the exclusive terms of the award. A draft of this agreement is attached hereto as Exhibit B.

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Relocation Benefits – You will be expected to relocate your primary residence to the general vicinity of the Company’s principal executive offices. To facilitate this, you will be entitled to the relocation benefits described in the Executive Relocation Policy attached hereto as Exhibit C. All terms and conditions related to Relocation are contingent upon your execution of the attached Employee Reimbursement Agreement – Moving Expenses. In addition to the benefits provided under the policy, you will be entitled to reimbursement of reasonable rent expense in the Reading, Pennsylvania area for a period of 12 months (not to exceed $24,000).

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Long Term Incentive Grants: The Company generally grants equity awards to its senior executives annually. The terms of these awards are determined by the Human Resources Committee of Carpenter’s Board of Directors. You will be eligible to receive an annual award at the time these grants are made to all employees in similar positions. The next anticipated grant will be made in July 2013.

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Health, Welfare and Retirement Benefits: You will be eligible to participate in the employee benefit programs applicable to our salaried employees generally, including the Company’s health and welfare plans, as well as the defined contribution plan. In addition, you will be eligible to participate in the Deferred Compensation Plan for Officers and Key Employees of Carpenter Technology Corporation. Your annual vacation entitlement will be 5 weeks. Except as herein provided, or as may be hereafter approved by the Board or its Human Resources Committee, you will not be entitled to further compensation or benefits.

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Executive Severance Plan: Your employment by the Company is “at will” and may be terminated by the Company or by you at any time. However, if your employment terminates due to a termination by the Company without “cause” or a resignation by you with “good reason” (each, as defined in the attached Plan document), you will be entitled to receive the severance benefits included in the Severance Pay Plan for Executives of Carpenter Technology Corporation attached hereto as Exhibit D.

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Change in Control Severance: You will be entitled to severance benefits in the event of a change in control, as described in the Change in Control Severance Plan attached hereto as Exhibit E. For avoidance of doubt, benefits under this section will be in lieu of, not in addition to, the severance benefits described in the Severance Pay Plan for Executives of Carpenter Technology Corporation.

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Intellectual Property, Confidentiality and Restrictive Covenants: In your capacity as an executive of the Company, you will be exposed to the Company’s most sensitive and proprietary information and technology, and will be provided with access to the Company’s most valuable and carefully cultivated business relationships. Accordingly, your employment is conditioned upon your execution of the Intellectual Property, Confidentiality and Restrictive Covenant Agreement attached hereto as Exhibit F.

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Indemnification: To address your right to indemnification for acts performed in your capacity as an executive, the Company will enter into an Indemnification Agreement with you substantially in the form attached hereto as Exhibit G.

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Lost Equity/Bonus: As a result of tendering your resignation to your present employer, should you lose any equity that was due to vest to you on January 26, 2013 or any part of your annual bonus for 2012, Carpenter will reimburse you for any forfeited amount.

You represent and warrant that there are no restrictions, agreements or understandings whatsoever that would prevent or make unlawful your execution of this letter, that would be inconsistent or in conflict with this letter or your obligations hereunder, or that would otherwise prevent, limit or impair your ability to be employed by the Company.

Your ownership of or transactions in securities of the Company will be subject to the Company’s insider trading policies and stock ownership guidelines from time to time in effect.

Reimbursement by the Company of any expense will be subject to Company policies and practices in effect from time to time and will be further subject to the requirements of Treas. Reg. §§ 1.409A-3(i)(1)(iv)(A)(3), (4) and (5).

Any payment or transfer of property to you will be subject to tax withholding to the extent required by applicable law.

This letter constitutes our entire agreement and understanding regarding the matters addressed herein, and merges and supersedes all prior or contemporaneous discussions, agreements, and understandings of every nature between us regarding these matters.

This letter will be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

This offer of employment is contingent upon your successfully meeting all of Carpenter’s terms of employment. Among those is a pre-employment physical examination and providing documentation that verifies compliance with the Immigration Reform Act of 1986.

To acknowledge your consent to and agreement with the foregoing, please execute and date this letter in the space provided below and return an executed copy to me. This letter may be signed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute a single instrument.

Sincerely,

CARPENTER TECHNOLOGY CORPORATION

By:
William A. Wulfsohn
President & CEO

Acknowledged and agreed on this

18th day of December, 2012:

/s/ Tony Thene
Tony Thene

Exhibit A

CARPENTER TECHNOLOGY CORPORATION

EMPLOYEE REIMBURSEMENT AGREEMENT – SIGN-ON BONUS

Directions: In order to receive payment, the Employee Reimbursement Agreement must be signed and returned to the Total Rewards Department.

Employee Name:	Tony Thene

Social Security Number:

Effective Start Date:	TBD

Department/Location:	Reading, PA

Hiring Manager:	William Wulfsohn

This Agreement is effective as of the date signed. It is between Carpenter Technology Corporation (“Carpenter”) and, Tony Thene (the “Employee”), under the following terms and conditions.

1.	As part of the offer of employment made to you on December 10, 2012, Carpenter will pay a sign-on bonus of $100,000 less applicable taxes. Payment is made after your start date, usually in your first regularly scheduled pay.

2.	Both parties agree that the Employee’s employment with Carpenter Technology Corporation is at will. Both parties further agree that should the Employee voluntarily terminate employment with Carpenter Technology Corporation, or should Carpenter Technology Corporation terminate the Employee for cause within two (2) years after commencing work, the Employee agrees to repay the sign-on bonus in accordance with the schedule as indicated below. For the purposes of this agreement, For Cause shall mean:

a.	your conviction of a crime involving moral turpitude;

b.	you become incapable of performing the duties of your employment with Carpenter due to loss or suspension of any license or certification required for the performance of those duties;

c.	conduct by you that is found by Carpenter to constitute fraud, embezzlement, or theft that occurs during or in the course of your employment with Carpenter;

d.	intentional damage by you to Carpenter’s assets or property or the assets or property of Carpenter’s customers, vendors, or employees;

e.	intentional disclosure by you of Carpenter’s confidential information contrary to Carpenter’s policies or instructions received by you during or in the course of your employment with Carpenter;

f.	intentional engagement by you in any activity which would constitute a breach of duty of loyalty to Carpenter;

g.	conduct by you found by Carpenter to constitute a willful and continued failure or refusal by you to substantially perform your duties for Carpenter (except as a result of incapacity due to physical or mental illness),

h.	your failure to comply with Carpenter’s policies or practices despite having been advised and/or instructed regarding those policies or practices; or

i.	conduct by you that is demonstrably and materially injurious to Carpenter, monetarily or otherwise, as determined by Carpenter, including injury to Carpenter’s reputation or conduct by you otherwise having an adverse affect upon Carpenter’s interests, as determined by Carpenter.

Length of Service from Effective Date of Hire	Amount of Reimbursement
6 months or less	100%
7 to 12 months	75%
13 to 18 months	50%
19 to 24 months	25%

3. The Employee acknowledges that his/her final pay may be applied to the repayment of the sign-on bonus.

Tony Thene	Date

Carpenter Technology Corporation

December 10, 2012
William A. Wulfsohn	Date

Exhibit B

CARPENTER TECHNOLOGY CORPORATION

STOCK-BASED INCENTIVE COMPENSATION PLAN

FOR OFFICERS AND KEY EMPLOYEES

RESTRICTED STOCK UNIT AWARD AGREEMENT

AGREEMENT, effective as of DATE (the “Award Date”) by and between CARPENTER TECHNOLOGY CORPORATION (the “Company”) and TONY THENE (the “Participant”). Capitalized terms that are not defined in this Agreement have the same meaning as defined in the CARPENTER TECHNOLOGY CORPORATION STOCK-BASED INCENTIVE COMPENSATION PLAN FOR OFFICERS AND KEY EMPLOYEES (the “Plan”), a copy of which is attached. The terms, conditions and provisions of the Plan are applicable to this Award Agreement and are incorporated by reference.

1. Grant of Award. Participant has been granted an Award of Restricted Stock Units under the Plan comprised of an aggregate of the number of Restricted Stock Units set forth below (collectively, the “Units”).

2. Duration of Restriction Period. The Restriction Period with respect to the Units will lapse on [3 years from award date]:

3. Conditions of Forfeiture. Subject to the provisions of Section 4 hereof, the Units are subject to forfeiture by Participant at any time during the applicable Restriction Period immediately upon termination of Participant’s employment with the Company. Upon any such forfeiture, all rights of Participant with respect to the forfeited Units shall terminate and Participant shall have no further interest of any kind therein.

4. Lapse of Restrictions on Death, Disability or Retirement. Notwithstanding any provision hereof to the contrary, in the event of termination of Participant’s employment prior to vesting by reason of (i) death, or (ii) Disability the Units will not be forfeited and the Participant shall become vested with respect to the Units on the same date as such death or Disability. In the event of a Participant’s Retirement during a Restriction Period, the Participant shall be vested in not less than a pro rata portion of the Units subject to such Restriction Period based on the number of days during the applicable Restriction Period during which the Participant was employed. Upon a Participant’s Retirement all unvested Units shall be forfeited; provided however, that the Committee reserves the right to vest unvested Units.

5. Time and Form of Payment. Payment of vested Units shall be made as soon as practicable (but not later than 30 days) following the close of a Restriction Period or, if earlier, within 30 days following the earlier of the Participant’s death, Disability or Retirement that constitutes a “Separation from Service” within the meaning of Code Section 409A. Payment shall be in the form of a number of shares of Common Stock equal to the number of Units subject hereto. Notwithstanding anything herein to the contrary, if the Participant’s Award is subject to the application of Code Section 409A and if the Participant is a “Specified Employee” within the meaning of Code Section 409A and the Treasury regulations and other guidance thereunder, the Participant may not receive payment with respect to any Units earlier than 6 months following the Participant’s separation from service, except that in the event of the Participant’s earlier death, such Units shall be paid within 30 days after the Company receives notice of the Participant’s death.

6. Voting Rights. The Participant will not have the right to vote with respect to the Units prior to payment of Common Stock in satisfaction of the Units.

7. Dividend Equivalencies. Upon the payment of dividends on Common Stock prior to payment of Common Stock in satisfaction of the Units, the Company will, within 30 days following the date the dividend was paid to the holders of the Company’s Common Stock, pay to the Participant a dividend equivalent provided that the Participant was employed by the Company on the date the dividend was paid to holders of the Company’s Common Stock.

8. Change in Control. Upon the occurrence of a Change in Control, any remaining conditions on forfeiture with respect to the Units shall immediately lapse pursuant to Section 8 of the Plan.

9. Tax Withholding. Participant authorizes the Company to deduct, to the extent required by statute or regulation, from payments of any kind due to Participant or anyone claiming through Participant, the aggregate amount of any federal, state, local or other taxes required to be withheld in respect of any present or future Award under the Plan.

10. Non-competition Covenant. This Section 10 shall be and become effective upon the Participant’s termination of Company employment or otherwise at the Committee’s (as defined in the Plan) discretion.

Participant’s Promises. Participant shall not for a period of eighteen (18) months after termination of Company employment, either himself or together with other persons, directly or indirectly, (i) own, manage, operate, join, control or participate in the ownership, management, operation or control of or become the employee, consultant or independent contractor of any business engaged in the research, development, manufacture, sale, marketing or distribution of stainless steel, titanium, specialty alloys, or metal fabricated parts or components similar to or competitive with those manufactured by the Company as of the date the Participant’s Company employment ends; (ii) offer services to any business that is or has been at any time during a period of three (3) years prior to the Participant’s termination of Company employment a customer, vendor or contractor of the Company; or (iii) solicit any employee of the Company to terminate his or her employment with the Company for purposes of hiring such employee or hire any person who is an employee of the Company.

Remedies. Participant acknowledges and agrees that in the event that Participant breaches any of the covenants in this Section 10, the Company will suffer immediate and irreparable harm and injury for which the Company will have no adequate remedy at law. Accordingly, in the event that Participant breaches any of the covenants in Section 10, the Company shall be

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absolutely entitled to obtain equitable relief, including without limitation temporary restraining orders, preliminary injunctions, permanent injunctions, and specific performance. The foregoing remedies and relief shall be cumulative and in addition to any other remedies available to the Company. In addition to the other remedies in this Section to which the Company may be entitled, the Company shall receive attorneys’ fees and any other expenses incident to its maintenance of any action to enforce its rights under this Agreement.

11. Severability. The covenants in this Agreement are severable, and if any covenant or portion thereof is held to be invalid or unenforceable for any reason, such covenant or portion thereof shall be modified to the extent necessary to cure such invalidity or unenforceability and all other covenants and provisions shall remain valid and enforceable.

12. Notices to Participant. Any notices or deliveries to Participant hereunder or under the Plan shall be directed to Participant at the address reflected for Participant on the Company’s payroll records or at such other address as Participant may designate in writing to the Company.

13. Binding Effect. Subject to the terms of the Plan, this Agreement shall be binding upon and inure to the benefit of the Company and its assigns, and Participant, his heirs and personal representatives.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date(s) set forth below.

CARPENTER TECHNOLOGY CORPORATION

By:		Date:
William A. Wulfsohn
President and Chief Executive Officer

PARTICIPANT

Date:
Tony Thene

Number of Award Units: #

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Exhibit C

CARPENTER TECHNOLOGY CORPORATION

EMPLOYEE REIMBURSEMENT AGREEMENT – MOVING EXPENSES

Directions: In order to receive relocation benefits, the Employee Reimbursement Agreement must be signed and returned to the Total Rewards Department prior to payment.

Employee Name:	Tony Thene

Social Security Number:

Effective Start Date:	TBD

Department/Location:	Reading, PA

Hiring Manager:	William Wulfsohn

This Agreement is effective as of the date signed. It is between Carpenter Technology Corporation and Tony Thene, (the “Employee”), under the following terms and conditions.

1.	As part of the offer of employment made to you on December 10, 2012, Carpenter Technology Corporation will pay for certain relocation expenses in accordance with Carpenter’s relocation policy as described in your offer and in the program description.

2.	Both parties agree that the Employee’s employment with Carpenter Technology Corporation is at will. Both parties further agree that should the Employee voluntarily terminate employment with Carpenter Technology Corporation, or should Carpenter Technology Corporation terminate the Employee for cause within two (2) years after the commencement of relocation assistance, the Employee agrees to repay the relocation expenses in accordance with the schedule as indicated below. For the purposes of this agreement, For Cause shall mean:

a.	your conviction of a crime involving moral turpitude;

b.	you become incapable of performing the duties of your employment with Carpenter due to loss or suspension of any license or certification required for the performance of those duties;

c.	conduct by you that is found by Carpenter to constitute fraud, embezzlement, or theft that occurs during or in the course of your employment with Carpenter;

d.	intentional damage by you to Carpenter’s assets or property or the assets or property of Carpenter’s customers, vendors, or employees;

e.	intentional disclosure by you of Carpenter’s confidential information contrary to Carpenter’s policies or instructions received by you during or in the course of your employment with Carpenter;

f.	intentional engagement by you in any activity which would constitute a breach of duty of loyalty to Carpenter;

g.	conduct by you found by Carpenter to constitute a willful and continued failure or refusal by you to substantially perform your duties for Carpenter (except as a result of incapacity due to physical or mental illness),

h.	your failure to comply with Carpenter’s policies or practices despite having been advised and/or instructed regarding those policies or practices; or

i.	conduct by you that is demonstrably and materially injurious to Carpenter, monetarily or otherwise, as determined by Carpenter, including injury to Carpenter’s reputation or conduct by you otherwise having an adverse affect upon Carpenter’s interests, as determined by Carpenter.

Length of Service from Commencement of Relocation Assistance Services	Amount of Reimbursement
6 months or less	100%
7 to 12 months	75%
13 to 18 months	50%
19 to 24 months	25%

3.	The Employee acknowledges that his/her final pay may be applied to the repayment of the relocation expenses paid to him or paid to a third party on behalf of the Employee.

Tony Thene	Date

Carpenter Technology Corporation

December 10, 2012
William A. Wulfsohn	Date

EXECUTIVE / Homeowner

RELOCATION POLICY

Effective April 1, 2011

Carpenter Technology Corporation Executive Homeowner Relocation Policy

Last update: October 4, 2012

Table of Contents

ELIGIBILITY	- 3 -
REPAYMENT AGREEMENT / TERMINATION OF EMPLOYMENT	- 4 -
POLICY ADMINISTRATION	- 4 -
RELOCATION EXPENSE REIMBURSEMENT PROCEDURE	- 5 -
MARKETING ASSISTANCE FOR HOMEOWNERS	- 6 -
HOW THE PROGRAM WORKS	- 6 -
BUYER VALUE OPTION HOME SALE PROGRAM	- 7 -
HOME SALE PROGRAM ELIGIBILITY	- 7 -
HOME SALE CLOSING COSTS	- 8 -
HOME FINDING SERVICES	- 8 -
EQUITY ADVANCE	- 10 -
MORTGAGE ASSISTANCE	- 10 -
HOME PURCHASE CLOSING COSTS	- 10 -
HOUSEHUNTING TRIP TO THE NEW LOCATION	- 11 -
TEMPORARY LIVING ARRANGEMENTS	- 11 -
RETURN TRIPS	- 12 -
MOVING SERVICES	- 12 -
A. TRANSPORTATION OF HOUSEHOLD GOODS AUTHORIZED FOR SHIPMENT	- 12 -
B. ADDITIONAL AUTHORIZED MOVING SERVICES	- 13 -
C. COVERAGE FOR HOUSEHOLD GOODS LOSS OR DAMAGE	- 13 -
D. LOSS AND/OR DAMAGE CLAIMS	- 14 -
E. TRANSPORTATION OF PERSONAL AUTOMOBILES	- 14 -
F. APPLIANCE SERVICE	- 14 -
G. PETS	- 14 -
FINAL TRAVEL EXPENSES	- 15 -
MISCELLANEOUS EXPENSE ALLOWANCE	- 15 -
GROSS-UP PROVISION	- 15 -
SOURCES OF FEDERAL TAX INFORMATION	- 16 -

Carpenter Technology Corporation Executive Homeowner Relocation Policy

Last update: October 4, 2012

INTRODUCTION AND PURPOSE

Carpenter Technology Corporation’s (Carpenter) relocation policy is designed to assist a relocating employee in completing the transfer in an expeditious and comfortable manner. Accepting a new job assignment that requires a move to a new location provides both challenges and opportunities for career development and personal growth. This package provides you with specific information on Carpenter’s policy and general information on moving. The information is intended to make your move go as smoothly as possible.

ELIGIBILITY

This policy applies to current and new hire Senior Executives with a Job Profile ID of E1 – E4 who are homeowners at the time that Carpenter requests that they transfer to a new location.

Full time employees are eligible for relocation assistance if all of the following conditions are met:

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The move must satisfy the IRS “distance test” to be eligible for tax assistance for relocation expenses. The move will meet the distance test if your new job location is at least fifty (50) miles farther from your former home than your old job location was from your former home.

•	The move must take place within twelve (12) months of your hire date (new hire) or the effective date of your transfer (current employee).

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The relocation must be managed by Xonex Relocation, Inc. (Xonex) from the start of the relocation process, prior to listing the home for sale. This allows for maximum value from this program and provides for better management of the relocation expenses.

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Benefits apply to your eligible dependents (spouse, domestic partners, fiancé, and dependent children) that permanently reside with you at the time you were authorized to relocate and who will reside with you in the new location. In the event that an additional member of your household is asked to relocate by Carpenter, only one individual is eligible to receive relocation benefits.

Carpenter Technology Corporation Executive Homeowner Relocation Policy

Last update: October 4, 2012

REPAYMENT AGREEMENT / TERMINATION OF EMPLOYMENT

Should you voluntarily terminate employment with Carpenter or be terminated for cause (as defined in Employee Reimbursement Agreement form attached) during the 24-month period immediately following your hire date (new hire) or the effective date of your transfer (current employee), you will be expected to repay to Carpenter a pro-rated portion of any relocation expenses paid to you or on your behalf. The reimbursement schedule is set forth below and in the Employee Reimbursement Agreement attached as an exhibit to your employment offer letter. A signed copy of the Agreement must be returned to Carpenter’s Employment Department in order to receive relocation benefits.

Length of Service from Effective Date of Hire	Amount of Reimbursement
6 months or less	100%
7 to 12 months	75%
13 to 18 months	50%
19 to 24 months	25%

POLICY ADMINISTRATION

This is a comprehensive relocation policy, but Carpenter realizes that the information may not answer all of your questions. For further information or clarification of the policy and benefit entitlements, please contact the following:

General Questions:	Lori Gensemer
Benefits Analyst III
Carpenter Technology Corporation
Phone: 610.208.3928
E-mail: lgensemer@cartech.com

Carpenter will be utilizing the services of Xonex to administer the relocation policy and program. You will be contacted by Xonex directly after Carpenter initiates the relocation process. You will be assigned to work with a Relocation Services Manager (RSM) from Xonex for purposes of policy application and delivery of services. Accordingly, an initial counseling session between you and the assigned RSM must occur prior to the parameters of the appropriate policy being implemented. Counseling regarding the policy should be an ongoing event until the relocation is completed.

Carpenter Technology Corporation Executive Homeowner Relocation Policy

Last update: October 4, 2012

Xonex Contacts:	Megan McGonigal, Relocation Services Manager (RSM)
Phone: 877.661.9048
E-mail: mmcgonigal@xonex.com

Lynda Lane, Move Coordinator
Phone: 877.609.1587
E-mail: llane@xonex.com

Xonex will provide services to you in accordance with the policy terms and procedures detailed herein, and have no authority to deviate from the written parameters of Carpenter’s Relocation Policy.

In order to manage relocation costs, some services and reimbursements are contingent on the use of vendors or brokers specified by Xonex.

Carpenter retains the right to revise, amend, suspend or terminate any or all provisions covered under this policy. In the event that relocation terms inconsistent with those contained herein are communicated to the transferee, the terms contained in the policy will control.

RELOCATION EXPENSE REIMBURSEMENT PROCEDURE

All relocation expenses should be submitted on-line via a password protected web-based portal. Your RSM will provide you with a user ID and password, and an overview of the site and the online expense submission procedure. This site will allow you to begin and save expense reports in draft, submit final expense reports, and track payments.

•	A relocation expense report and supportive documentation, which includes all original receipts, must be submitted to Xonex within sixty (60) days of occurrence.

Upon on-line submission, please print the relocation expense form, sign it, and submit it with receipts to

Xonex Relocation

Attn: Carpenter Team Analyst

P.O. Box 3496

Wilmington, DE 19804

You should contact your RSM for an expense form if you are unable to access the site.

Carpenter Technology Corporation Executive Homeowner Relocation Policy

Last update: October 4, 2012

MARKETING ASSISTANCE FOR HOMEOWNERS

The Xonex Relocation Marketing Assistance Program is a comprehensive program designed to offer you professional advice in marketing your home. This program has proven results in sales within a short time period at a more than satisfactory price.

•     Marketing Assistance will be provided through Xonex. Employees must utilize the program and are not to list their current residence with any Realtor prior to initiation of the Marketing Assistance counseling.

• The listing agreement must contain an exclusion clause.

HOW THE PROGRAM WORKS

The Marketing Assistance Program is designed to help you sell your home at the old location for the best possible price within the relocation time frame. Your RSM will assist you in the selection of two qualified, experienced real estate professionals, who will be asked to complete a thorough market analysis of your home. If you have a real estate agent that you would like to use, who is experienced, knowledgeable of the local market, familiar with relocation procedures, and willing to agree to the terms and conditions of the Xonex Relocation Broker Management Agreement, Xonex will include that agent as one of the two selected brokers.

The two selected agents will meet with you to inspect your home and discuss their qualifications and strategy to market your home effectively.

After viewing your home, the agents will research comparable sales and competitive listings, current market conditions, and other data. They will then prepare a report reflecting their opinions of a suggested list price and the probable sale price of the property within a 120-day marketing period.

Xonex will review the reports with you, and you will then select one of the agents to list your home. Xonex will monitor the performance of the selected agent throughout the marketing period and keep you advised of changes in the market and prospect comments, and will help you to assess your options if a change in strategy seems necessary.

Carpenter Technology Corporation Executive Homeowner Relocation Policy

Last update: October 4, 2012

BUYER VALUE OPTION HOME SALE PROGRAM

Carpenter realizes that the disposal of your home has a financial impact on you and your family. Therefore, we have designed a program benefit that will assist you with covering closing costs in a manner that provides favorable tax treatment to you and to Carpenter, providing certain IRS guidelines are followed. It is mandatory that you utilize Xonex to coordinate the home selling in order to take advantage of this relocation benefit option.

Your RSM is available to assist you in your negotiations, which will be done verbally. When you and the purchaser agree on the price and terms of the sale, you should contact your RSM so that the transaction can be closed under the Buyer Value Option (BVO) Program.

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Do not sign the contract! When an offer to purchase is received, you should not sign the contract or accept any earnest money. If you do, the real estate commission and all closing costs become taxable income to you, and you will then be responsible for all federal, state, local and FICA taxes.

•	Do not sign the offer. Xonex will prepare a contract of sale for you with the same price and terms.

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If you receive an offer while eligible for the Marketing Assistance Program, Xonex will review it and, if the offer is determined to be bona-fide, you will be relieved of handling closing arrangements and paying related costs.

•	You will sign a separate Contract of Sale as “Seller” and return it to the Xonex closing services provider as “Buyer”.

•	Xonex, through its closing services provider, will then, as the “Seller,” enter into a separate Contract of Sale with the outside buyer.

HOME SALE PROGRAM ELIGIBILITY

The property must be your primary place of residence. In addition, the property must:

•	Have operational electrical, plumbing, and heating systems

•	Be structurally sound and completely constructed

•	Have a marketable title recorded in your name

•	Meet all code requirements with necessary permits

•	Be able to be mortgaged under customary lending practices

Carpenter Technology Corporation Executive Homeowner Relocation Policy

Last update: October 4, 2012

Home sale program eligibility applies only to private residences and specifically excludes farms, co-ops, houseboats, homes without a permanent foundation, undeveloped building lots, homes with a value less than $50,000 or greater than $1,000,000 or with prior approval, second homes, historic properties, contiguous land parcels, excessive acreage (> 5 acres), unfulfilled contractual obligations to purchase a residence and income-producing property.

If a home is determined, through professional inspections, to have toxic materials and/or potential structural defects that will affect the sale of the property or place Carpenter in a position of legal consequences, the property may not be eligible for home sale assistance through Carpenter. Such items might include LP siding, synthetic stucco, asbestos, radon, or other toxic materials. All other benefits of the program (i.e. Marketing Assistance, Home Finding Assistance) will remain in place.

If your home is deemed not eligible for the home sale program, you will be reimbursed for the home selling expenses described above and tax assistance (gross-up) will be provided.

HOME SALE CLOSING COSTS

If the home is deemed ineligible under the BVO program, Carpenter will reimburse you for the following costs related to the sale of your current home, which are considered normal and customary. If the home sale is closed through Xonex under the BVO program, these costs will be billed directly to Carpenter and there will be no tax impact to you.

•	Real estate commission, normal and customary for the area

•	Pre-payment penalties (subject to approval)

•	Title examination

•	Transfer and recording fees

•	Required municipal fees and transfer documentation (Certificate of Occupancy, etc.)

The above selling costs will be reimbursed to you if your home is eligible and you do not close the home sale through Xonex utilizing the BVO program. However, no tax assistance will be provided and taxes will be withheld from your reimbursement. This payment is considered taxable income and subject to the appropriate tax withholding. An itemized list of expenses (HUD-1 settlement statement) must be submitted to Xonex for audit and reimbursement.

HOME FINDING SERVICES

Xonex will provide you with a real estate agent who is knowledgeable about the local marketplace to assist you in finding a new home and community. This agent will provide step-by-step assistance throughout the home finding process.

Carpenter Technology Corporation Executive Homeowner Relocation Policy

Last update: October 4, 2012

Employees are not to take a home finding trip, or contact any Realtors, prior to counseling by their RSM.

SERVICES PROVIDED:

•	You will be provided with community and housing information through an experienced and knowledgeable real estate agent through the Professional Destination Services Program.

•	You will receive assistance in negotiating an offer on the home you wish to purchase or lease, as applicable.

Before you begin house hunting, your agent can provide you with a packet of information about the new area, tailored to your needs and interests, including school, shopping, church, and recreation information. You will be given a tour of the area to narrow down the communities to consider. You will then view houses within the selected communities that meet your criteria until you find the house that you wish to purchase.

Before you make an offer to purchase or lease, you may request that the agent provide a Pre-Purchase Market Analysis of the home, showing the listing and sale prices of homes that are similar to this one, noting any features that make those homes more or less valuable than the one you’ve chosen. This Pre-Purchase Market Analysis will indicate the Fair Market Value Range for the home, so that you will be prepared to begin negotiations. You will receive assistance in negotiating strategies, information on local market conditions, and appropriate clauses to add to the contract for protection.

Follow-up on all details of the transaction, such as mortgage loan commitment progress, adherence to time constraints, inspection results and negotiations will ensure that the purchase closes in a timely manner.

Carpenter Technology Corporation Executive Homeowner Relocation Policy

Last update: October 4, 2012

EQUITY ADVANCE

An advance of equity is available through Carpenter to assist with associated costs of purchasing a home in the new location. The equity advance amount will be based on the “established value” of your home in the old location. The established value will be based on the agreed upon sales price, less any property debt (e.g. liens, required repairs, taxes). An equity advance may be processed only when the home that is being sold is under contract with inspection results negotiated, AND you have received an acceptance from the seller of your offer to purchase a home in the new location. The amount of the loan shall be based on the lender’s Good Faith Estimate of Buyer’s Closing Costs, not to exceed 80% of the established equity in the home being sold. You will be required to sign an Equity Advance Agreement and Promissory Note for the amount to be advanced. Equity advanced will be withheld from the final proceeds payment.

Note: Certain Executives/Officers may not be eligible for equity loans due to SOX / SEC regulations. Confirm eligibility with the Corporate Secretary.

MORTGAGE ASSISTANCE

Carpenter has established relationships with several national lenders to assist with the loan approval process for the purchase of a new home. These are optional programs, and you are free to shop for a mortgage with any lender you choose. The national lenders can provide a wide variety of mortgage programs with competitive rates, quick approval times, and direct billing of authorized closing costs to Carpenter. You will not be required to cover these expenses in advance or submit them for reimbursement.

Should you elect to use mortgage services from a lender other than one of the participating national lenders, you should plan to pay all closing costs at the time of closing, and then submit a signed copy of the final settlement statement (HUD-1) to Xonex as soon as possible after closing for audit and reimbursement.

HOME PURCHASE CLOSING COSTS

If you are purchasing a home in the new location, Carpenter will reimburse you for a loan origination fee or one discount point not to exceed 1% of the loan amount, and normal and customary Borrower’s closing costs.

Expenses related to the following items are typical Borrower’s closing costs:

•	Underwriting

•	Document Processing

•	Title insurance or fees for examination of title as required by lender

Carpenter Technology Corporation Executive Homeowner Relocation Policy

Last update: October 4, 2012

•	Appraisal of the new home if required by lender

•	Escrow or closing fees charged by the title company to close the sale

•	Attorney fees

•	Recording fees

•	Assumption or transfer fees

•	Credit report charges

•	Inspection fees (usually paid prior to and outside of closing)

You are responsible for prepaid taxes, insurance, additional discount points and mortgage interest. A copy of the final settlement statement (HUD-1) is required and should be submitted to Xonex for audit and reimbursement.

HOUSEHUNTING TRIP TO THE NEW LOCATION

You and your spouse/partner are eligible for two (2) trips totaling no more than 7 nights/8 days for the purpose of locating a new residence to purchase. If air travel is involved, please make every effort to book flights at least two (2) weeks in advance, but at a minimum of seven (7) days in advance.

Carpenter will reimburse for reasonable and customary expenses for meals, lodging, rental car, and coach airfare. Reimbursement will be made at the prevailing IRS mileage and per diem rates, where applicable.

TEMPORARY LIVING ARRANGEMENTS

A.	Temporary Housing. Carpenter will pay for the cost of temporary housing up to sixty (60) days if you are unable to move into your new residence immediately upon arrival in the new location. Additional days up to a maximum of thirty (30) may be approved by Human Resources under certain circumstances. A request for additional days should be submitted to Human Resources prior to the end of the initial sixty (60) day period.

B.	Temporary Storage. Carpenter will pay for the temporary storage of household goods, when necessary, for up to sixty (60) days. This may be extended, if necessary, by the number of days approved for additional temporary housing.

C.	Meal Allowance. In the event you are unable to find temporary housing with kitchen facilities, you will receive a meal allowance. Carpenter will reimburse for reasonable and customary expenses for daily meal allowance. Reimbursements will be made at the prevailing IRS per diem rates, where applicable. The daily allowance is intended to help with the cost of meals. Receipts are required and must be submitted with the relocation expense report.

Carpenter Technology Corporation Executive Homeowner Relocation Policy

Last update: October 4, 2012

D.	Car Rental. Carpenter will pay for the cost of a rental car for a period not to exceed two (2) weeks. This will allow sufficient time for Xonex to arrange for shipment of your personal automobile, if necessary

E.	Reasonable Phone Calls. Carpenter will pay for reasonable phone calls home while you are in temporary housing and your family has not yet relocated.

F.	Internet Access. If not provided as part of the lease agreement, Carpenter will cover the cost for basic Internet access while you are in the temporary housing facility.

RETURN TRIPS

In the case where you have moved into temporary housing, but your family is still in the former location, Carpenter will pay for reasonable travel expenses (coach airfare or mileage reimbursement) for you to return home to visit your family. Return visits may be made every other weekend during the sixty (60) day period, not to exceed four (4) round trips in total. In the event that an additional period of at least fourteen (14) days of temporary housing has been approved, Carpenter will pay for reasonable travel expenses of one (1) additional round trip made by you.

In the event of a delayed relocation (up to six (6) months from employee’s transfer date) of your family members to the destination location, Carpenter will pay for reasonable travel expenses (coach airfare or mileage reimbursement) for you to return home to visit your family. The frequency and maximum period (up to maximum of six (6) months) of return trips for which Carpenter will reimburse you for reasonable travel expenses must be approved by Corporate Human Resources and included in your Offer letter or Letter of Assignment.

MOVING SERVICES

Only Carpenter’s Xonex Relocation assigned and authorized carriers may be used.

A. TRANSPORTATION OF HOUSEHOLD GOODS AUTHORIZED FOR SHIPMENT

Carpenter will provide for the packing, transporting, and unpacking of all normal household goods in moves arranged by Xonex. Carpenter will also reimburse the cost of one (1) trash removal (items being disposed of as a result of the relocation) OR debris pick-up (disposal of packing boxes).

You are expected to use discretion concerning the moving of those possessions that are of little value in relation to the cost of moving.

Carpenter Technology Corporation Executive Homeowner Relocation Policy

Last update: October 4, 2012

Various items that will not be shipped at Carpenter’s expense include, but are not limited to, the following:

•	Food and perishables, combustible items, and items which may cause contamination or damage to other goods

•	Recreational motor vehicles, boats over 14 feet, or airplanes

•	Patio slate/bricks/cement/sand

•	Indoor/outdoor plants/fertilizer

•	Disassembled vehicles and motors

•	Animals

•	Firewood/lumber/ building materials

•	Large machinery/workshop equipment

•	Swimming pools

•	Jewelry, precious stones, legal documents, stamp and coin collections, or money (cash, securities, bonds, notes)

•	Outbuildings, storage sheds, greenhouses, or farm equipment

•	Satellite dishes exceeding 24” in diameter

•	Illegal items - as per Federal regulations

In addition, gratuities and expense of food and beverages provided to the moving crews are not eligible for reimbursement. However, they are IRS tax-deductible moving expenses.

Carpenter and Xonex recognize that you may have certain items to move that need disassembly/reassembly or special packing/crating that are not typically covered in a move. Xonex will contact Human Resources to seek approval in those instances.

The employee, spouse, or other adult authorized by the employee must be present during the packing, loading, unloading, and unpacking of household goods and must carefully review the inventory list prior to signing. Carpenter and Xonex will not be held responsible for damage or loss if these procedures are not followed.

B. ADDITIONAL AUTHORIZED MOVING SERVICES

•	Normal and customary third party services such as service of a waterbed, pool table, crating, etc.

•	Unpacking services when requested

•	Loading and unloading on a weekday or weekend

C. COVERAGE FOR HOUSEHOLD GOODS LOSS OR DAMAGE

Carpenter provides full-replacement valuation coverage on a $6.00 per-pound basis for the transportation of household goods, up to a maximum of $100,000.00. The expense for any additional coverage available through the carrier will be the responsibility of the employee.

Carpenter Technology Corporation Executive Homeowner Relocation Policy

Last update: October 4, 2012

Antiques, fine arts and unique items may require specific itemization and a pre-move appraisal, at the employee’s expense, to determine whether they would qualify for coverage or be excluded.

It is your responsibility to identify and discuss such items with the RSM/carrier in advance of the move. In the event that additional coverage is required, you will be charged for such coverage by the van line. You must present in advance to your RSM at the Service Provider written requests for exceptions.

Jewelry, precious stones, legal documents, stamp and coin collections, and money (cash, securities, bonds, and notes) are not covered by this insurance and should be personally transported by the employee.

D. LOSS AND/OR DAMAGE CLAIMS

In the event of loss or damages resulting from the transportation of household goods, it is your responsibility to promptly file a claim with the van line as soon as possible after such an occurrence. Any noticeable damage at the time of delivery should be brought to the attention of the driver and followed up by you with a claim in writing to the carrier. Claims must be submitted within ninety (90) days of the delivery date. The best proof of claim is a notation on the bill of lading, inventory listing, or delivery report. These reports may be obtained from the carrier.

E. TRANSPORTATION OF PERSONAL AUTOMOBILES

You may ship through Xonex two (2) personal automobiles (only fully operational vehicles may be shipped). The shipment of additional vehicles will be at the employee’s expense.

There will be no reimbursement for loss on sale if you sell a car in lieu of shipping or driving.

F. APPLIANCE SERVICE

Major appliances (refrigerator, washer, dryer and range) will be installed at the new residence, if necessary. Reimbursable expenses include the customary cost of plumbing, electrical, labor, and materials required to disconnect major appliances at the old location and to reconnect them to available facilities at the new residence. Installation of 220-volt wiring is considered a home improvement and is not reimbursable. Any special plumbing or other wiring necessary at the new location is not reimbursable.

G. PETS

Carpenter does not pay for the relocation of pets, horses or other livestock. Carpenter will give special consideration to employees or their family members in need of a Service dog. Any employee wishing to transport a pet or pets will assume all responsibility, expense and liability for such pet(s). This includes, but is not limited to, inoculations and health certificates; the expense for air transport, kenneling, related housing deposits and rent differential; and total liability for injury or damage associated with the pet(s)

Carpenter Technology Corporation Executive Homeowner Relocation Policy

Last update: October 4, 2012

FINAL TRAVEL EXPENSES

Carpenter will reimburse for reasonable and customary expenses for meals, lodging, and transportation (coach or economy fare, if by air) for all eligible household members. You will be reimbursed for mileage and tolls if you elect to drive to the new location. Reimbursement will be made at the prevailing IRS mileage and per diem rates, where applicable.

MISCELLANEOUS EXPENSE ALLOWANCE

Carpenter recognizes that you may incur expenses when relocating that may not be directly provided for in this policy. You will receive a Miscellaneous Expense Allowance equal to one month’s salary, up to a maximum of $10,000.00, to address these incidental expenses. You need not provide receipts or give an accounting of how this allowance is spent. This Allowance is considered taxable income and this payment will be grossed-up to assist with the tax burden. Although you will receive assistance in the tax burden associated with the Miscellaneous Allowance and other taxable benefits, Carpenter strongly advises that you consult an income tax professional prior to your relocation for proper financial planning of this event.

Xonex will disburse payment of the Allowance upon receipt of your signed Reimbursement Agreement and after your hire date (new hire) or effective start date (current EE) in the new location.

Some of the expenses that the Allowance is intended to cover are:

•	Driver’s license and automobile tags

•	Miscellaneous personal expenses during temporary living, such as dry cleaning, parking and tolls, entertainment, etc.

•	Pet shipment/care/boarding

•	Utilities removal and installation

•	Cleaning

•	Purchase, installation and maintenance of appliances

•	Cost of additional luggage

•	Duplication of records, such as medical or school records

•	Tips to movers

GROSS-UP PROVISION

Carpenter will gross-up certain reimbursable expenses that have no off-setting deduction and therefore may cause a tax liability for the employee:

•	Miscellaneous Allowance

Carpenter Technology Corporation Executive Homeowner Relocation Policy

Last update: October 4, 2012

•	Temporary living expenses

•	Trips home during temporary living

•	Final move trip meals

•	Storage beyond 30 days

Reimbursements of deductible expenses are included in W-2 wage earnings. These reimbursements, however, will not be grossed-up for federal taxes. You will be responsible for proper reporting on your tax filing to receive the deduction. These payments will be grossed-up for Social Security, Medicare, and state taxes, where applicable.

Reimbursements included in the non-taxable category include:

•	En route travel and lodging for members of the employee’s household from the old location to the new location. Mileage reimbursements in excess of federal rates are taxable

•	Transportation and 30 days of storage (per IRS regulations) of household goods.

Employees who voluntarily terminate employment before the terms of the relocation reimbursement agreement have expired will be required to pay back to Carpenter any gross-up benefits they have received.

SOURCES OF FEDERAL TAX INFORMATION

The IRS allows the general public to download and print all of the tax forms and publications available on their website which may be accessed at:

www.irs.gov

The following publications contain information relative to the tax effects of a corporate relocation:

•	IRS Publication 521, Moving Expenses

•	IRS Publication 523, Selling Your Home

Employees may wish to review and/or consider increasing their W-4 payroll tax withholding amount. Helpful resources include:

•	IRS Publication 919, How Do I Adjust My Withholding

•	Use the, IRS Withholding Calculator, on the IRS website at:

www.irs.gov/individuals

You can also find many of these forms and an informative tax booklet on the Xonex Transferee Gateway.

Carpenter Technology Corporation Executive Homeowner Relocation Policy

Last update: October 4, 2012

ADDENDUM TO HOMEOWNER RELOCATON POLICIES

(Effective April 1, 2008

Restated March 18,2009

Amended December 6, 2010)

In an effort to provide relief to transferees affected by the depressed housing market, the following benefit may be available to eligible homeowner transferees with active relocations on or after April 1, 2008. Carpenter reserves the right to amend or rescind this Addendum at any time.

Duplicate Housing

Generally, transferees sell their present home or have an agreement to sell before they take on the financial obligations of a new home. However, if the transferee purchases and occupies a home in the new location while still financially responsible for the home in the old location, Carpenter will reimburse interest on the mortgage (not principle), property taxes, homeowner insurance, and homeowner association fees on the lower of the two properties based on the total expense to Carpenter (factoring in applicable tax gross-up amount resulting from payments of these expenses). The duplicate housing benefit is subject to approval by Human Resources.

If the transferee rents in the new location while trying to sell the home in the old location, Carpenter will reimburse the lesser of the rent in the new location or mortgage interest, property tax, insurance, and homeowner association fees on the old home . Based on the total expense to Carpenter (factoring in applicable tax gross-up amount resulting from payments of these expenses).

Duplicate housing expenses will be reimbursed upon receipt of a Relocation Expense Report accompanied by an account statement showing the payment breakdown for the period submitted for reimbursement. The accuracy of the statement is necessary for accurate tax reporting. In order to be reimbursed for this benefit, the transferee must submit a copy of their mortgage statement on the old and new properties itemizing the interest, taxes, insurance and homeowner association fees. In the event that any of the reimbursable expenses listed are not included in the transferee’s mortgage payment, documentation for the annual expense must be submitted. The expense will be prorated and reimbursed on a monthly basis. If the transferee rents in the new location, a signed copy of the lease must be submitted for review. Security deposits are not eligible for reimbursement.

Note: Reimbursements will be reported as additional income on the transferee’s W-2. Reimbursement for interest and real estate taxes will be grossed-up for FICA and Medicare since these expenses are generally deductible on Schedule A of the transferee’s 1040 tax return. Eligibility for duplicate housing applies only to your primary residence, and your current home must be listed on the market at a price no higher than 105% of the established market value, as determined through averaging two comparable Broker Market Analyses. The BMA’s should be within 5% of each other.

The transferee agrees to aggressively market the home and make adjustments accordingly. Unless otherwise amended or rescinded, Carpenter will reimburse for temporary living, and/or duplicate housing for a period not to exceed eighteen (18) months.

If this benefit is being utilized in conjunction with a Loss on Sale benefit, the combined benefit coverage shall not exceed $25,000.

ADDENDUM TO HOMEOWNER RELOCATON POLICIES

(Effective October 1, 2010

Amended December 6, 2010)

The Loss on Sale Addendum is an exception to the Carpenter relocation policy. Unless this benefit is specifically authorized for an individual transferee, this program shall not be considered as approved. Carpenter reserves the right to amend or rescind this Addendum at any time.

Loss on Sale Coverage

When you sell your home in the departure location, the selling price may fall short of the original purchase price creating a loss situation. If approved, and your property qualifies for this benefit, Carpenter will reimburse up to $25,000 of recognized loss.

Qualifications:

You must have owned and occupied your home as your primary place of residence on the date you were first notified of your transfer.

You will need to fully participate in the home sale assistance program, following the established guidelines, to be eligible for loss on sale assistance.

If Carpenter is providing a Duplicate Housing Benefit, the Loss on Sale benefit coverage will be reduced by the total amount of Duplicate Housing coverage.

Following are the guidelines:

•	Use an approved network broker

•	List your home at 103% of the average most likely sales price based on two (2) Broker Market Analysis’s and adhere to all marketing guidelines in the policy

•	Sign all the legal documents for the transfer of your property within one (1) year of your transfer date

•	The property must sell within 12 months of the effective start date at the new location

Calculation: The loss is considered the difference between the original net purchase price and the final net sales price (your contract price with XONEX). Capital improvements and repairs or maintenance expenses are not included in the calculation, as the value of such items are considered in the purchaser’s offering.

Carpenter expects you to properly maintain the property and fully cooperate in the marketing process, to ensure the best possible agreement terms. Payments may be denied if the real estate agent, appraiser/inspector determines that the home has been neglected and suffers from deferred maintenance.

Loss on Sale payments will be made after the property has settled. The loss payment will be tax assisted, which means that Carpenter will gross up to cover tax burden on the transferee.

Note: Reimbursements will be reported as additional income on the transferee’s W-2.

Exhibit D

Severance Pay Plan for Executives

of Carpenter Technology Corporation

As adopted July 1, 2010

Carpenter Technology Corporation, a Delaware corporation (the “Employer”), hereby adopts the Carpenter Technology Corporation Severance Pay Plan for Executives (the “Plan”) for the benefit of certain of its executives on the following terms and conditions:

The Plan, as set forth herein, provides consideration that is intended to assist with the transition period which may be experienced by executives of the Employer covered by the Plan in the event of a termination of employment under the enumerated circumstances in return for the executive’s execution of a valid and binding release (that is not subsequently revoked, rescinded, invalidated or challenged in any way), that releases the Employer from any and all legal or equitable claims related to the executive’s employment, or termination of employment, with the Employer notwithstanding any indemnification agreements that were in effect indemnifying the executives during their employment with the Employer.

This Plan is a “top-hat” plan within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). As such, this Plan is subject to limited ERISA reporting and disclosure requirements, and is exempt from all other ERISA requirements. Distributions required or contemplated by this Plan or actions required to be taken under this Plan shall not be construed as creating a trust of any kind or a fiduciary relationship between the Employer and any Employee, any beneficiary, or any other person.

ARTICLE I

Definitions

In the Plan the singular includes the plural, use of the masculine pronoun includes the feminine pronoun and initially capitalized words shall have the following meanings unless the context clearly indicates otherwise. The use of any definition given to terms within this Plan shall be strictly limited to the interpretation of this Plan and shall in no way modify definitions of those same terms established elsewhere under law or contract.

Section 1.01. Base Salary. The total annual base salary payable to such Employee at the rate in effect on the Date of Termination. Base Salary shall not be reduced for any salary reduction contributions: (a) to cash or deferred arrangements under Code § 401(k), (b) to a cafeteria plan under Code § 125, or (c) to a nonqualified deferred compensation plan. Base Salary shall not take into account any bonuses, reimbursed expenses, credits or benefits (including benefits under any plan of deferred compensation), or any additional cash compensation or compensation payable in a form other than cash.

Section 1.02. Cause. Any termination of an Employee’s employment with an Employer which results from:

(i)	Employee’s conviction of a crime involving moral turpitude;

(ii)	Employee becoming incapable of performing the duties of his or her employment with Employer due to loss or suspension of any license or certification required for the performance of those duties;

(iii)	conduct by Employee that is found by Employer to constitute fraud, embezzlement, or theft that occurs during or in the course of Employee’s employment with Employer;

(iv)	intentional damage by Employee to Employer’s assets or property or the assets or property of Employer’s customers, vendors, or employees;

(v)	intentional disclosure by Employee of Employer’s confidential information contrary to Employer’s policies or instructions received by Employee during or in the course of Employee’s employment with Employer;

(vi)	intentional engagement by Employee in any activity which would constitute a breach of duty of loyalty to Employer;

(vii)	conduct by Employee found by Employer to constitute a willful and continued failure or refusal by Employee to substantially perform Employee’s duties for Employer (except as a result of incapacity due to physical or mental illness),

(viii)	Employee’s failure to comply with Employer’s policies or practices despite having been advised and/or instructed regarding those policies or practices; or

(ix)	conduct by Employee that is demonstrably and materially injurious to Employer, monetarily or otherwise, as determined by Employer, including injury to Employer’s reputation or conduct by Employee otherwise having an adverse affect upon Employer’s interests, as determined by Employer.

Section 1.03. Code. The Internal Revenue Code of 1986, as now in effect or as hereafter amended. All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.

Section 1.04. Date of Termination. The Date of Termination shall be the date on which a Termination occurs.

Section 1.05. Employee. A full-time salaried employee of an Employer who is a United States resident, except a person (1) who has an individual employment or severance agreement which is then currently effective with an Employer, (2) is covered by a statutory severance entitlement, or (3) is a member of a bargaining unit.

Section 1.06. Employer. Employer means Carpenter Technology Corporation.

Section 1.07. Good Reason. An Employee’s voluntary Termination within the ninety (90) day period following the initial existence of one or more of the following conditions arising without the Employee’s consent:

(a) a material diminution in the Employee’s Base Salary;

(b) a material permanent diminution in the Employee’s authority, duties, or responsibilities;

(c) a material change in the geographic location at which the Employee must perform services which is at least fifty (50) miles from his or her current principal place of work; or

(d) any other action or inaction that constitutes a material breach by the Employer of any employment agreement between the Employee and the Employer; and

within thirty (30) days following the initial existence of a condition described in subsections (a) through (d) above, the Employee must provide notice to the Employer of the existence of the condition, and the Employer must fail to remedy the condition within thirty (30) days of receipt of such notice.

Section 1.08. Severed Employee. An Employee who has experienced a Termination.

Section 1.09. Termination. An Employee’s termination of employment with the Employer, as described in

Treas. Reg. § 1.409A-1(h); provided, however, that a Termination shall include only an involuntary discontinuance of the Employee’s employment without Cause as a result of the independent exercise of the unilateral authority of the Employer, as described in

Treas. Reg. § 1.409A-1(n)(1), or a voluntary separation from service for Good Reason.

ARTICLE II

Eligibility and Participation

Section 2.01. Eligibility. An Employee shall be eligible to participate in the Plan if the Employee is:

(a) a Chief Executive Officer, Executive/Senior Vice President, Vice President, or Assistant Vice President of the Employer on the Date of Termination; and

(b) a member of the Employer’s “select group of management or highly compensated employees,” as defined in ERISA Sections 201(2), 301(a)(3), and 401(a)(1).

Section 2.02. Participation. An Employee who is eligible under Section 2.01 shall become a participant as of the effective date of the Plan, or, if later, the date the Employee becomes eligible to participate under Section 2.01.

Section 2.03. Duration of Participation. A Severed Employee shall cease to participate in the Plan on the date the Severed Employee is no longer entitled to a benefit under this Plan.

ARTICLE III

Benefits

Section 3.01. Amount of Severance Benefit. Each Severed Employee shall be entitled, upon Termination and the execution of all required waivers, to the severance benefit provided below:

	Chief Executive Officer	Executive/Senior Vice President	Vice President	Assistant Vice President
Continuation of Base Salary	18 months	12 months	12 months	6 months

Section 3.02. Payment of Severance Benefit. A Severed Employee shall receive his or her severance benefit following the Severed Employee’s execution of all required and appropriate releases and waivers, to be paid, at the Employer’s discretion, either in a lump sum payment or in equal monthly installment payments beginning as soon as practicable but no later than sixty (60) days following his or her Date of Termination. To the maximum extent permitted under Code § 409A, the severance benefits payable under this Plan are intended to comply with the “separation pay exception” under Treas. Reg. § 1.409A-1(b)(9)(iii); provided, however, that any portion of the severance benefits that exceeds the dollar limitation under Treas. Reg. § 1.409A-1(b)(9)(iii) in effect on the Date of Termination shall be paid in a single lump sum payment no later than two and one half (2  1/2) months following the Date of Termination in a manner that is intended to comply with the “short-term deferral exception” under

Treas. Reg. §1.409A-1(b)(4).

Section 3.03. Mitigation and Offset. An Employee shall not be required to mitigate the amount of any payment provided for in this Article by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Article be reduced by any compensation earned by the Employee as the result of employment by another employer.

Section 3.04. Medical and Prescription Coverage. If the Severed Employee elects continuing group coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Employer shall provide reimbursement of the Employer and Employee portion of the cost of such continuation coverage until the earlier of (a) the end of the period the Severed Employee is receiving Base Salary continuation payments under Section 3.01 above, or (b) such earlier date that the Severed Employee is covered under another group health plan, subject to the terms of such plan and applicable law.

Section 3.05. Cash-Incentive Plan Benefits. All benefits under the Cash-Incentive Plan for the fiscal year of the Date of Termination shall become nonforfeitable, subject to the satisfaction of the performance criteria set forth in such plan. The Severed Employee shall be entitled to payment of an amount equal to the Severed Employee’s actual base salary multiplied by the Severed Employee’s bonus target multiplied by the attainment of the performance criteria as of the end of the fiscal year of the Date of termination Such benefits shall be paid no later than two and one half (2  1/2) months following the later of the end of the calendar year that includes the Date of Termination or the end of the Cash-Incentive Plan fiscal year that includes the Date of Termination.

Section 3.06. Outstanding Equity RSUs. The Severed Employee shall forfeit all unvested shares or units (“Equity Awards”) outstanding under the Stock-Based Incentive Compensation Plan for Officers and Key Employees (“Equity Incentive Plan”) as of the Date of Termination. Notwithstanding the preceding, the Employer’s Board of Directors may, in its sole discretion, provide that the Severed Employee’s right to the outstanding Equity Awards shall become 100% fully vested, and nonforfeitable as of the Date of Termination provided:

(i) such accelerated vesting does not accelerate or alter the time and form of payment of any Equity Award that is subject to the application of Code § 409A, or

(ii) the payment of any Equity Award that is not subject to the application of Code § 409A shall be made no later than two and one half (2  1/2) months following the later of the end of the calendar year that includes the Date of Termination or the end of the Equity Incentive Plan fiscal year that includes the Date of Termination.

Section 3.07. Options. All vested options granted to the Severed Employee that remain outstanding as of the Date of Termination shall become nonforfeitable. The Severed Employee may exercise such options for a period of three (3) months after the Date of Termination (but in no event later than the expiration date of the option under the terms of the option’s grant). To the extent that the Severed Employee does not exercise the options within the time specified herein, the options shall terminate.

Section 3.08. Outplacement Services. If requested by Severed Employee, Employer shall provide Severed Employee with reasonable outplacement counseling and services through an outplacement specialty firm designated by Employer at the Employer’s expense. Severed Employee may utilize the outplacement services until either (i) Severed Employee obtains other employment

(full-time or part-time), or (ii) the expiration of twelve (12) months (six (6) months with respect to an Assistant Vice President) after Severed Employee begins utilizing the outplacement services, whichever occurs first.

Section 3.09. Reimbursements or In-Kind Benefits. Any reimbursements or in-kind benefits provided under this Plan that are subject to Code § 409A shall be made or provided in accordance with the requirements of Code § 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Plan, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

ARTICLE IV

Amendment and Termination

Section 4.01. Amendment and Termination. The Human Resources Committee of the Employer’s Board of Directors may amend or terminate this Plan at any time.

ARTICLE V

Non-competition Covenant

Section 5.01. Employee’s Promises. Employee shall not for a period of eighteen (18) months after termination of employment by Employer, either himself or herself or together with other persons, directly or indirectly, (i) own, manage, operate, join, control or participate in the ownership, management, operation or control of or become the employee, consultant or independent contractor of any business engaged in the research, development, manufacture, sale, marketing or distribution of stainless steel, titanium, specialty alloys, or metal fabricated parts or components similar to or competitive with those manufactured by the Employer as of the date the Employee’s employment with Employer ends; (ii) offer services to any business that is or has been at any time during a period of three (3) years prior to the Employee’s termination of employment with Employer a customer, vendor or contractor of the Employer; or (iii) solicit any employee of the Employer to terminate his or her employment with the Employer for purposes of hiring such employee or hire any person who is an employee of the Employer.

Section 5.02. Remedies. Employee acknowledges and agrees that in the event that Employee breaches any of the covenants in this Article V, the Employer will suffer immediate and irreparable harm and injury for which the Employer will have no adequate remedy at law. Accordingly, in the event that Employee breaches any of the covenants in Article V, the Employer shall be absolutely entitled to obtain equitable relief, including without limitation temporary restraining orders, preliminary injunctions, permanent injunctions, and specific performance. The foregoing remedies and relief shall be cumulative and in addition to any other remedies available to the Employer. In addition to the other remedies in this Article to which the Employer may be entitled, the Employer shall receive attorneys’ fees and any other expenses incident to its maintenance of any action to enforce its rights under this Agreement.

Section 5.03 Severability. The covenants in this Article are severable, and if any covenant or portion thereof is held to be invalid or unenforceable for any reason, such covenant or portion thereof shall be modified to the extent necessary to cure such invalidity or unenforceability and all other covenants and provisions shall remain valid and enforceable.

ARTICLE VI

Miscellaneous

Section 6.01. Administration. The general administration of the Plan, and the responsibility for carrying out the provisions hereof, shall be placed in the Human Resources Committee designated by the Employer.

The Human Resources Committee shall have complete discretionary authority to interpret this Plan and to determine all questions arising in the administration, construction and application of the Plan. The Human Resources Committee’s discretionary authority includes, but is not limited to, determinations of all questions of fact relating to the eligibility of Employees for benefits under this

Plan and the amount of such benefits to which an Employee may become entitled hereunder. It shall have complete discretion to correct any defect, supply any omission, reconcile any inconsistency or resolve any ambiguity in such manner and to such extent as it shall deem necessary to carry out the purpose of this Plan. The decision of the Human Resources Committee upon all matters within the scope of its authority shall be final, conclusive and binding on all parties.

The Human Resources Committee may appoint such agents, who need not be members of the Human Resources Committee, as it deems necessary for the effective exercise of its duties and may delegate to such agents any powers and duties, both ministerial and discretionary, as the Human Resources Committee may deem expedient and appropriate.

The members of the Human Resources Committee, including any Human Resources Committee appointee or designee, shall use that degree of care, skill, prudence and diligence that a prudent person acting in a like capacity and familiar with such matters would use in the Human Resources Committee member’s conduct of a similar situation.

With respect to the exercise of authority hereunder, and to the extent not insured by an insurance company pursuant to the provisions of any applicable insurance policy and to the extent permitted by law and Employer policy, the Employer may indemnify and hold harmless each member of the Human Resources Committee against any personal liability or expense incurred as a result of any act or omission in the capacity as a member of the Human Resources Committee.

Section 6.02. Claims. An Employee, who has not begun to receive benefits under this Plan and who believes he or she is entitled to benefits hereunder, or the Employee’s representative must submit a claim to the Human Resources Committee or its designee (the “Administrator”). A claim must be submitted in writing and in a manner acceptable to the Administrator. A claim will not be considered complete until the Administrator has received all documentation it has requested to verify the validity of the claim. If the claim is wholly or partially denied, the Administrator shall, within 90 days (or in special cases, and upon prior written notice to the claimant, 180 days) of receipt of the completed claim inform the claimant of the reason(s) for the denial, the specific reference to the Plan provisions on which the denial was based, any additional information that may be necessary to perfect the claim and the procedure for appealing the denial of the claim.

Section 6.03. Appeals. The denial of any claim or application of the provisions of this Plan must be appealed to the Human Resources Committee by the claimant within 60 days of notification of such denial. The claimant shall have a right to review all pertinent documents and submit comments in writing. Any appeal must include a written statement of the claimant’s position. Upon its receipt of the appeal the Human Resources Committee shall schedule an opportunity for a full hearing of the issue and shall review and decide such appeal within 60 days (or in special cases, and upon prior written notice to the claimant, 120 days) of receipt of such appeal. Its decision shall be promptly communicated in writing to the claimant.

Section 6.04. Legal Action. An Employee or any person claiming rights through the Employee must complete the above claims and appeal procedures as a mandatory precondition to any legal or equitable action in connection with this Plan, and such legal or equitable action must be filed within 120 days of the receipt of a final decision regarding the appeal or, if later, within one year of the Termination (or alleged Termination) of the Employee, or benefits under this Plan will be irrevocably barred.

Section 6.05. Nonalienation of Benefits. None of the payments, benefits or rights of any Employee shall be subject to any claim of any creditor of such Employee, and, in particular, to the full extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such Employee. No Employee shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments which such Employee may expect to receive, contingently or otherwise, under this Plan.

Section 6.06. No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving an Employee, or any person whomsoever, the right to be retained in the service of any Employer, and all Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

Section 6.07. Severability of Provisions. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

Section 6.08. Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

Section 6.09. Unfunded Plan. All payments of monetary benefits provided under the Plan shall be paid from the general assets of the Employer and no separate fund shall be established to secure payment of vested amounts. Notwithstanding the foregoing, the Employer may establish a grantor trust to assist it in funding Plan obligations; provided, however, that such trust shall at all times remain located within the United States. Any payments of vested amounts made to an Employee or other person from any such trust shall relieve the Employer from any further obligations under the Plan only to the extent of such payment. Nothing herein shall constitute the creation of a trust or other fiduciary relationship between the Employer and any other person. No Employee shall have any right to, or interest in, any particular assets of any Employer which may be applied by such Employer to the payment of benefits or other rights under this Plan.

Section 6.10. Payments to Incompetent Persons, Etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of giving a receipt therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Employer, the Human Resources Committee and all other parties with respect thereto.

Section 6.11. Controlling Law. This Plan shall be construed and enforced according to the internal laws of the Commonwealth of Pennsylvania to the extent not preempted by federal law, which shall otherwise control.

Section 6.12. Binding Effect. Obligations incurred by the Employer pursuant to this Plan shall be binding upon and inure to the benefit of the Employer, its successors and assigns, and the Employee and any beneficiary or other successor in interest of the Employee.

Section 6.13. Code § 409A. The Plan is intended to be exempt from the application of Code § 409A. To the extent this Plan is determined to be subject to Code § 409A and a provision of the Plan is contrary to or fails to address the requirements of Code

§ 409A and related Treasury Regulations, the Plan shall be construed and administered as necessary to comply with such requirements to the extent allowed under applicable Treasury Regulations until the Plan is appropriately amended to comply with such requirements. Furthermore, to the extent this Plan is determined to be subject to Code § 409A, any payment made on account of the Termination of a “specified employee” (as determined under Treas. Reg. § 1.409A-1(i)) shall be made on the date that is six (6) months after the date of the Employee’s Termination to the extent necessary to comply with the requirements of Code § 409A and related Treasury Regulations; provided, however, that the payments of vested amounts to which the Employee would have been entitled during such 6-month period, but for this Section, shall be accumulated and paid to the Employee on the first (1st) day of the seventh (7th) month following the Employee’s Termination.

Exhibit E

AMENDED AND RESTATED

CARPENTER TECHNOLOGY CORPORATION

CHANGE IN CONTROL SEVERANCE PLAN

INTRODUCTION

As is the case with many publicly held corporations, there exists the possibility of a Change in Control of the Company. This possibility and the uncertainty it creates may result in the loss or distraction of employees of the Company and its Subsidiaries to the detriment of the Company and its stockholders. The avoidance of such loss and distraction is essential to protecting and enhancing the best interests of the Company and its stockholders.

When a Change in Control is perceived as imminent, or is occurring, the Company should be able to receive and rely on disinterested service from employees regarding the best interests of the Company and its stockholders without concern that employees might be distracted or concerned by the personal uncertainties and risks created by the perception of an imminent or occurring Change in Control.

It is consistent with the employment practices and policies of the Company and its Subsidiaries and in the best interests of the Company and its stockholders to treat fairly its employees whose employment terminates in connection with or following a Change in Control. Accordingly, it has been determined that appropriate steps should be taken to assure the Company and its Subsidiaries of the continued employment and attention and dedication to duty of their employees and to seek to ensure the availability of their continued service, notwithstanding the possibility, threat or occurrence of a Change in Control.

Therefore, in order to fulfill the above purposes, the Carpenter Technology Corporation Change in Control Severance Plan was developed and adopted.

The Company now desires to make certain amendments to the Carpenter Technology Corporation Change in Control Severance to provide benefits that are more comparable to other companies in the Company’s industry.

Therefore, in order to fulfill the immediately preceding purpose, the Carpenter Technology Corporation Change in Control Severance Plan has been amended and restated in its entirety effective September 1, 2010, with the exception of certain prospective amendments which are effective on such other dates as set forth herein.

ARTICLE I

ESTABLISHMENT OF PLAN

As of the Effective Date, the Company hereby establishes a separation compensation plan known as the Carpenter Technology Corporation Change in Control Severance Plan, as set forth in this document.

ARTICLE II

DEFINITIONS

As used herein the following words and phrases shall have the following meanings unless the context clearly indicates otherwise:

(a) Affiliated Company. Any company controlled by, controlling or under common control with the Company.

(b) Annual Salary. The Participant’s regular annual base salary immediately prior to his or her termination of employment, including compensation converted to other benefits under a flexible pay arrangement maintained by the Company or any Subsidiary or deferred pursuant to a written plan or agreement with the Company or any Subsidiary, but excluding overtime pay, allowances, premium pay, compensation paid or payable under any Company bonus or incentive plan of the Company or any Subsidiary or any similar payment.

(c) Board. The Board of Directors of Carpenter Technology Corporation.

(d) Cause. With respect to any Participant: (i) the willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company or any Subsidiary (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by an executive officer of the Company which specifically identifies the manner in which the executive officer believes that the Participant has not substantially performed the Participant’s duties, or (ii) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or any Subsidiary. For purposes of this definition, no act or failure to act on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company or any Subsidiary. Any act or failure to act based upon authority (A) given pursuant to a resolution duly adopted by the Board, or if the Company is not the ultimate parent corporation of the Affiliated Companies and is not publicly-traded, the board of directors of the ultimate parent of the Company, (B) upon the instructions of the Chief Executive Officer or another executive officer of the Company or any Subsidiary or (C) based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company. Effective on the later of September 1, 2013 or the third anniversary of the date on which notice of the amendment of this section of the Plan is provided to Participants, “Cause” shall mean any termination of a Participant’s employment with the Company or a Subsidiary which results from:

(i) Participant’s conviction of a crime involving moral turpitude;

(ii) Participant becoming incapable of performing the duties of his or her employment with Company or Subsidiary due to loss or suspension of any license or certification required for the performance of those duties;

(iii) conduct by Participant that is found by Company or Subsidiary to constitute fraud, embezzlement, or theft that occurs during or in the course of Participant’s employment with Company or Subsidiary;

(iv) intentional damage by Participant to Company’s or Subsidiary’s assets or property or the assets or property of Company’s or Subsidiary’s customers, vendors, or employees;

(v) intentional disclosure by Participant of Company’s or Subsidiary’s confidential information contrary to Company’s or Subsidiary’s policies or instructions received by Participant during or in the course of Participant’s employment with Company or Subsidiary;

(vi) intentional engagement by Participant in any activity which would constitute a breach of duty of loyalty to Company or Subsidiary;

(vii) conduct by Participant found by Company or Subsidiary to constitute a willful and continued failure or refusal by Participant to substantially perform Participant’s duties for Company or Subsidiary (except as a result of incapacity due to physical or mental illness);

(viii) Participant’s failure to comply with Company’s or Subsidiary’s policies or practices despite having been advised and/or instructed regarding those policies or practices; or

(ix) conduct by Participant that is demonstrably and materially injurious to Company or Subsidiary, monetarily or otherwise, as determined by Company or Subsidiary, including injury to Company’s or Subsidiary’s reputation or conduct by Participant otherwise having an adverse affect upon Company’s or Subsidiary’s interests, as determined by Company or Subsidiary.

(e) Change in Control. The occurrence of any of the following events:

(i) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company, or (D) any acquisition pursuant to a transaction that complies with clauses (A), (B), and (C) of paragraph (iii) of this definition of Change in Control;

(ii) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board during any 12 month period; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(f) Code. The Internal Revenue Code of 1986, as amended from time to time.

(g) Committee. The Human Resources Committee of the Board.

(h) Company. Carpenter Technology Corporation and any successor or assignee to the business or assets which becomes bound by this Plan by reason of Article V.

(i) Date of Termination. The date on which a Participant ceases to be an Employee of an Employer within the meaning of Treasury Regulation Section 1.409A-1(h) and which constitutes a “separation from service.”

(j) Disability. A qualified physician designated by the Company or a Subsidiary has reviewed and approved the determination that a Participant is either:

(i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company or a Subsidiary.

(k) Effective Date. August 20, 2007.

(l) Employee. A full-time employee of an Employer and a member of the Employer’s “select group of management or highly compensated employees,” as defined in ERISA Sections 201(2), 301(a)(3), and 401(a)(1).

(m) Employer. The Company or any Subsidiary (or any parent corporation of the Company or any of such parent corporation’s subsidiaries) by which a Participant is employed.

(n) ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.

(o) Good Reason. With respect to any Participant, without such Participant’s written consent, actions taken by the Company resulting in a material negative change in the employment relationship. For these purposes, a “material negative change in the employment relationship” includes: (i) any reduction in the Participant’s Annual Salary or Target Annual

Bonus opportunity, as in effect during the 120-day period immediately preceding the Change in Control (or as such amounts may be increased from time to time), other than as a result of an isolated and inadvertent action not taken in bad faith; (ii) the Employer requiring the Participant to relocate his or her principal place of business to a location which is more than 35 miles from his or her previous principal place of business; (iii) the assignment to the Participant of any duties inconsistent in any material and adverse respect with the duties assigned to the Participant during the 120-day period immediately prior to a Change in Control, other than an isolated, insubstantial and inadvertent action that is not taken in bad faith; or (iv) any material reduction in benefits of the Participant, as in effect during the 120-day period immediately preceding the Change in Control, other than as a result of an isolated and inadvertent action not taken in bad faith; provided, however, that no material reduction shall be deemed to have occurred following a Change in Control if the benefits provided to the Participant are (A) reasonably equivalent to the benefits provided to similarly situated employees of the company resulting from a Business Combination and its subsidiaries, and (B) comparable to the benefits provided to the Participant immediately prior to the Change in Control; (v) any purported termination of the Plan otherwise than as expressly permitted by the Plan; or (vi) any failure by the Employer to comply with and satisfy Article VI of the Plan. Notwithstanding the foregoing, a Participant’s mental or physical incapacity following the occurrence of a material negative change in the employment relationship shall not affect a Participant’s ability to terminate employment for Good Reason. In order to invoke a termination for Good Reason, the Participant shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (iv) within 90 days after the Participant has knowledge of such condition or conditions, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the Cure Period, the Participant must terminate employment, if at all, within 90 days following the Cure Period in order to terminate employment for Good Reason. Effective on the later of September 1, 2013 or the third anniversary of the date on which notice of the amendment of this section of the Plan is provided to Participants, “Good Reason” shall mean a Participant’s voluntary termination of employment within the ninety (90) day period following the initial existence of one or more of the following conditions arising without the Participant’s consent:

(i) a material diminution in the Participant’s Annual Salary;

(ii) a material permanent diminution in the Participant’s authority, duties, or responsibilities;

(iii) a material change in the geographic location at which the Participant must perform services which is at least fifty (50) miles from his or her current principal place of work;

(iv) change in title from Chief Executive Officer or Chief Financial Officer to a non-Chief Executive Officer or non-Chief Financial Officer title; or

(v) any other action or inaction that constitutes a material breach by the Company or a Subsidiary of any employment agreement between the Participant and the Company or Subsidiary; and

within thirty (30) days following the initial existence of a condition described in subsections (i) through (iv) above, the Participant must provide notice to the Company or Subsidiary of the existence of the condition, and the Company or Subsidiary must fail to remedy the condition within thirty (30) days of receipt of such notice.

(p) Participant. Any Employee whose employment is classified as job class 9 or above and any other Employee employed by the Company or any of its Affiliated Companies in an equivalent position who is designated as a Participant by the Chief Executive Officer of the Company; provided, however, that no individual who is a party to a separately executed change in control or similar agreement with the Company or any of its Affiliated Companies entered into prior to a Change in Control shall be a Participant so long as such agreement remains in force. Each individual who is a Participant immediately prior to a Change in Control shall remain a Participant at least until the second anniversary of the Change in Control. Notwithstanding the foregoing, individuals employed primarily outside of the United States are not eligible to be Participants. Effective on the later of September 1, 2013 or the third anniversary of the date on which notice of the amendment of this section of the Plan is provided to Participants, this subsection shall be applied by substituting “Job Profile E1 or above” for “ job class 9 or above.”

(q) Plan. Amended and Restated Carpenter Technology Corporation Change in Control Severance Plan.

(r) Separation Benefits. The benefits described in Section 4.2 and Appendices A, B and C that are provided to qualifying Participants under the Plan.

(s) Subsidiary. Any corporation in which the Company, directly or indirectly, holds a majority of the voting power of such corporation’s outstanding shares of capital stock.

(t) Target Annual Bonus. The Participant’s target bonus under the Company’s annual incentive plans for the fiscal year in which such Participant’s Date of Termination occurs (or, if no target bonus has been set for such fiscal year, the Participant’s target bonus for the immediately preceding fiscal year).

ARTICLE III

ELIGIBILITY

A Participant shall cease to be a Participant in the Plan only as a result of an amendment or termination of the Plan complying with Article VI of the Plan, or when the Participant ceases to be an Employee of any Employer, unless, at the time the Participant ceases to be an Employee, such Participant is entitled to payment of a Separation Benefit as provided in the Plan. A Participant entitled to payment of a Separation Benefit or any other amounts under the Plan shall remain a Participant in the Plan until the full amount of the Separation Benefit and any other amounts payable under the Plan have been paid to the Participant.

ARTICLE IV

SEPARATION BENEFITS

3.1 Terminations of Employment Which Give Rise to Separation Benefits Under This Plan. A Participant shall be entitled to Separation Benefits as set forth in Section 4.2 below if, at any time during the two-year period immediately following a Change in Control, the Participant’s employment is terminated (i) by the Employer for any reason other than Cause, death, or Disability or (ii) by the Participant for Good Reason.

3.2 Separation Benefits. If a Participant’s employment is terminated in circumstances entitling such participant to Separation Benefits pursuant to Section 4.1, the Company shall provide to such Participant, within ten days following the Date of Termination, a lump sum cash payment and the continued benefits and outplacement as set forth in Appendix A, B or C, as applicable, For purposes of determining the benefits set forth in Appendix A, B or C, if the termination of the Participant’s employment is for Good Reason based upon a reduction of the Participant’s Annual Salary, opportunity to earn Target Annual Bonuses, or other compensation or employee benefits, such reduction shall be ignored.

3.3 Other Benefits Payable. To the extent not theretofore paid or provided, the Company shall timely pay or provide

(or cause to be paid or provided) to a Participant entitled to the Separation Benefits, any amounts or benefits required to be paid or provided to the Participant, or which the Participant is eligible to receive, under the General Retirement Plan for Employees of Carpenter Technology Corporation (the “GRP”), and the Separation Benefits shall be reduced, dollar for dollar (but not below zero), by any amounts received by the Participant pursuant to the GRP. Any other severance pay or pay in lieu of notice required to be paid to such Participant under applicable law or under any other severance pay plan or policy of the Company or any Employer, including, without limitation, under the Severance Pay Plan for Salaried Employees of Carpenter Technology Corporation (but excluding the GRP) shall be reduced, dollar for dollar (but not below zero), by the Separation Benefits. The Separation Benefits shall in no event affect a Participant’s eligibility for or entitlement to benefits under the GRP or any other qualified or nonqualifed retirement or pension benefit or welfare or fringe benefit plan, program, policy, practice, contract or agreement of the Company and its Affiliated Companies. Without limiting the generality of the foregoing, the Participant’s resignation under this Agreement with or without Good Reason, shall in no way affect the Participant’s ability to terminate employment by reason of the Participant’s “retirement” under any compensation and benefits plans, programs or arrangements of the Affiliated Companies, including without limitation any retirement or pension plans or arrangements or to be eligible to receive benefits under any compensation or benefit plans, programs or arrangements of the Affiliated Companies, including without limitation any retirement or pension plan or arrangement of the Affiliated Companies or substitute plans adopted by the Company or its successors, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan.

3.4 Certain Reduction of Payments by the Company.

(a) Reduction of Certain Payments. For purposes of this Section 4.4: (i) a “Payment” shall mean any payment or distribution in the nature of compensation to or for the benefit of the Participant, whether paid or payable pursuant to this Plan or otherwise; (ii) “Plan Payment” shall mean a Payment paid or payable pursuant to this Plan (disregarding this Section 4.4); (iii) “Present Value” shall mean such value determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code; and (iv) “Reduced Amount” shall mean an amount expressed in Present Value that maximizes the aggregate Present Value of Plan Payments without causing any Payment to be nondeductible by the Company or Employer because of Section 280G of the Code.

(b) Anything in this Plan to the contrary notwithstanding, in the event PricewaterhouseCoopers LLP or such other accounting firm selected by the Company prior to the Change in Control (the “Accounting Firm”) shall determine that receipt of all Payments would subject the Participant to tax under Section 4999 of the Code, the aggregate Plan Payments shall be reduced (but not below zero) to meet the definition of Reduced Amount.

(c) If the Accounting Firm determines that aggregate Plan Payments should be reduced to the Reduced Amount, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof, and the Participant may then elect, in his or her sole discretion, which and how much of the Plan Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Plan Payments equals the Reduced Amount), and shall advise the Company in writing of his or her election within 30 days of his or her receipt of notice. If no such election is made by the Participant within such 30-day period, the Company may elect which of such Plan Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Plan Payments equals the Reduced Amount) and shall notify the Participant promptly of such election. All determinations made by the Accounting Firm under this Section shall be binding upon the Company and the Participant and shall be made within 60 days of a termination of employment of the Participant. As promptly as practicable following such determination, the Company shall pay to or distribute for the benefit of the Participant such Plan Payments as are then due to the Participant under this Plan and shall promptly pay to or distribute for the benefit of the Participant in the future such Plan Payments as become due to the Participant under this Plan.

(d) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the

Participant pursuant to this Plan which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Participant pursuant to this Plan could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Participant which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Participant shall be treated for all purposes as a loan to the Participant which the Participant shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Participant to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(e) All fees and expenses of the Accounting Firm in implementing the provisions of this Section 4.4 shall be borne by the Company.

ARTICLE V

SUCCESSOR TO COMPANY

4.1 This Plan shall bind any successor of the Company or to all or substantially all of its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place.

4.2 In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

ARTICLE VI

DURATION, AMENDMENT AND TERMINATION

5.1 Duration of Plan. If a Change in Control has not occurred and the Board does not have knowledge of an event that could reasonably be expected to constitute a Change in Control, this Plan may be terminated by resolution adopted by the Board; provided that the

Participants are given written notice of such termination three years in advance of such termination. If a Change in Control occurs while this Plan is in effect, this Plan shall continue in full force and effect for at least two years following such Change in Control, and shall not terminate or expire until after all Participants who become entitled to any payments hereunder shall have received such payments in full.

5.2 Amendment or Termination. The Board may amend or terminate this Plan; provided, that this Plan may not be terminated or amended in a manner adverse to Participants prior to the third anniversary of the date on which notice of such amendment or termination is provided to the Participants or during the two-year period following a Change in Control.

5.3 Procedure for Extension, Amendment or Termination. Any extension, amendment or termination of this Plan by the Board in accordance with the foregoing shall be made by action of the Board in accordance with the Company’s charter and by-laws and applicable law.

5.4 Delegation of Power to Amend or Termination. The powers of the Board under this Section 6 may be delegated to the Human Resources Committee of the Board.

ARTICLE VII

MISCELLANEOUS

6.1 Full Settlement. The Company’s obligation to make the payments provided for under this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against a Participant or others. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which a Participant may reasonably incur as a result of any contest by the Company, the Participant or others of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest by the Participant about the amount of any payment pursuant to this Plan), provided, that the Participant shall be required to reimburse the Company for such payments if the Participant does not prevail on substantially all of the issues in connection with such dispute.

6.2 Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Participant’s Employer any obligation for the Participant to remain an Employee or change the status of the Participant’s employment or the policies of the Company and its Subsidiaries regarding termination of employment. For purposes of this Plan, employment with any of the Company’s Subsidiaries or any parent corporation of the Company or any of its subsidiaries shall be treated as continued employment with the Company.

6.3 Confidential Information. Each Participant shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its Affiliated Companies, and their respective businesses, which shall have been obtained by the Participant during the Participant’s employment by the Company or any of its Affiliated Companies and which shall not be or become public knowledge (other than by acts by the Participant or representatives of the Participant in violation of this Plan). After termination of a Participant’s employment with the Company, the Participant shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 7.3 constitute a basis for deferring or withholding any amounts otherwise payable under this Plan.

6.4 Named Fiduciary; Administration. The Company is the named fiduciary of the Plan, and shall administer the Plan, acting through the Plan Committee of the GRP (the “Administrative Committee”).

6.5 Claim Procedure. If an Employee or former Employee makes a written request alleging a right to receive benefits under this Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Company shall treat it as a claim for benefit. All claims for benefit under the Plan shall be sent to the Administrative Committee and must be received within 30 days after termination of employment. If the Company determines that any individual who has claimed a right to receive benefits, or different benefits, under the Plan is not entitled to receive all or any part of the benefits claimed, it will inform the claimant in writing of its determination and the reasons therefor in a manner calculated to be understood by the claimant. The notice will be sent within 60 days of the claim. The notice shall make specific reference to the reasons for denial and pertinent Plan provisions on which the denial is based, and describe any additional material or information necessary for the claim to succeed and a description of why it is necessary. Such notice shall, in addition, inform the claimant what procedure the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim. The claimant may within 90 days thereafter submit in writing to the Company a notice that the claimant contests the denial of his or her claim by the Company and desires a further review. The Administrative Committee shall within 60 days thereafter review the claim and authorize the claimant to appear personally and review pertinent documents and submit issues and comments relating to the claim to the persons responsible for making the determination on behalf of the Company. The Company will render its final decision with specific reasons therefor and in a manner calculated to be understood by the claimant, and will transmit it to the claimant within 60 days of the written request for review. If the Company fails to respond to a claim filed in accordance with the foregoing within 60 days, the Company shall be deemed to have denied the claim. This Section 7.5 shall not serve to prohibit any Participant from bringing an action in a court of competent jurisdiction to enforce his or her rights under the Plan after satisfaction of the foregoing procedures. Notwithstanding the foregoing, the claims and appeals procedure provided for in this Section 7.5 will be provided for the use and benefit of Participants who may choose to use such procedures, but compliance with the provisions of these claims and appeals procedures will not be mandatory for any Participant claiming benefits after a Change in Control. It will not be necessary for any Participant to exhaust these procedures and remedies after a Change in Control prior to bringing any legal claim or action, or asserting any other demand, for payments or other benefits to which such participant claims entitlement.

6.6 Unfunded Plan Status. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under the Plan.

6.7 Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

6.8 Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of the State of Delaware without reference to principles of conflict of law, except to the extent pre-empted by Federal law.

6.9 Top-Hat Plan. For purposes of ERISA, the Plan is intended to constitute a “top-hat” plan, as described in Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA and the regulations promulgated thereunder.

6.10 Section 409A. Notwithstanding any provision of this Agreement to the contrary, to the extent that the benefits provided under subsections (b) and (c) of Appendices A, B and C, Section 4.4, and Section 7.1 are not “disability pay” or “death benefit” plans within the meaning of Treasury Regulation Section 1.409A-1(a)(5), then (i) the amount of such benefits provided during one calendar year shall not affect the amount of such benefits provided in any other taxable year, except to the extent such benefits consist of the reimbursement of expenses referred to in Section 105(b) of the Code in which case a limitation may be imposed on the amount of such reimbursements as described in Treasury Regulation Section 1.409A-3(i)(1)(iv)(B); (ii) any benefits that are reimbursements must be made on or before the last day of the calendar year following the calendar year in which the fee or expense was incurred (provided, that the Participant shall have submitted an invoice for such fee or expense at least 10 days before the end of the calendar year next following the calendar year in which such fee or expense was incurred) or, in the case of the benefits under Section 4.4, the tax was due to the applicable taxing authority; and (iii) to the extent any such benefit is an in-kind benefit, such benefit may not be liquidated or exchanged for another benefit. In addition, within the time period permitted by the applicable Treasury Regulations, the Company may, in consultation with the Participant, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Participant, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Participant pursuant to Section 409A of the Code. The Plan is intended to be exempt from the application of Code Section 409A. To the extent this Plan is determined to be subject to Code Section 409A and a provision of the Plan is contrary to or fails to address the requirements of Code Section 409A and related Treasury Regulations, the Plan shall be construed and administered as necessary to comply with such requirements to the extent allowed under applicable Treasury Regulations until the Plan is appropriately amended to comply with such requirements. Furthermore, to the extent this Plan is determined to be subject to Code Section 409A, any payment made on account of the termination of a “specified employee” (as determined under Treas. Reg. § 1.409A-1(i)) shall be made on the date that is six (6) months after the Employee’s Date of Termination to the extent necessary to comply with the requirements of Code Section 409A and related Treasury Regulations; provided, however, that the payments of vested amounts to which the Employee would have been entitled during such 6-month period, but for this Section, shall be accumulated and paid to the Employee on the first (1st) day of the seventh (7th) month following the Employee’s Date of Termination.

APPENDIX A

(E4 PROFILE)

If the Participant is a Chief Executive Officer of the Employer on the Date of Termination, he or she shall receive the following Separation Benefits in accordance with Section 4.2.

(a) A cash lump sum which shall be the aggregate of the amounts set forth in clauses (i), (ii), (iii) and (iv):

(i) the sum of (A) any portion of the Participant’s Annual Salary earned through the Date of Termination that was not previously paid and (B) any accrued vacation pay, in each case to the extent not theretofore paid and in full satisfaction of the rights of the Participant thereto;

(ii) an amount equal to three (3) times the Participant’s Annual Salary;

(iii) an amount equal to one (1) times the Participant’s Target Annual Bonus; and

(iv) an amount equal to eighteen (18) months of the Employer and Employee portion of the cost at the Date of Termination of continuing group medical, prescription and dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with interest on the amount at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(b) The Company shall at its sole expense provide the Participant with reasonable outplacement services during the one-year period following the Participant’s Date of Termination. The Participant shall not, however, be entitled to any payment in lieu of accepting outplacement assistance services.

(c) If the Participant (and eligible family members) elect COBRA, the Employer shall continue coverage until the earlier of (a) the end of the COBRA period, or (b) such earlier date that the Participant is covered under another group health plan, subject to the terms of such plan and applicable law.

(d) Any reimbursements or in-kind benefits provided under this Plan that are subject to Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Plan, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

APPENDIX B

(E3 PROFILE)

If the Participant is an Executive Vice President or Senior Vice President of the Employer on the Date of Termination, he or she shall receive the following Separation Benefits in accordance with Section 4.2.

(a) A cash lump sum which shall be the aggregate of the amounts set forth in clauses (i), (ii), (iii) and (iv):

(i)	the sum of (A) any portion of the Participant’s Annual Salary earned through the Date of Termination that was not previously paid and (B) any accrued vacation pay, in each case to the extent not theretofore paid and in full satisfaction of the rights of the Participant thereto;

(ii)	an amount equal to two (2) times the Participant’s Annual Salary;

(iii)	an amount equal to one (1) times the Participant’s Target Annual Bonus; and

(iv)	an amount of six (6) months of the Employer and Employee portion of the cost at the Date of Termination of continuing group medical, prescription and dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with interest on the amount at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(b) The Company shall at its sole expense provide the Participant with reasonable outplacement services during the one-year period following the Participant’s Date of Termination. The Participant shall not, however, be entitled to any payment in lieu of accepting outplacement assistance services.

(c) If the Participant (and eligible family members) elect COBRA, the Employer shall continue coverage until the earlier of (a) the end of the COBRA period, or (b) such earlier date that the Participant is covered under another group health plan, subject to the terms of such plan and applicable law.

(d)

Any reimbursements or in-kind benefits provided under this Plan that are subject to Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Plan, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

APPENDIX C

(E1/E2 PROFILE)

If the Participant is a Vice President or Assistant Vice President of the Employer on the Date of Termination, he or she shall receive the following Separation Benefits in accordance with Section 4.2.

(a) A cash lump sum which shall be the aggregate of the amounts set forth in clauses (i), (ii) and (iii):

(i) the sum of (A) any portion of the Participant’s Annual Salary earned through the Date of Termination that was not previously paid and (B) any accrued vacation pay, in each case to the extent not theretofore paid and in full satisfaction of the rights of the Participant thereto;

(ii) an amount equal to one (1) times the Participant’s Annual Salary; and

(iii) an amount equal to one (1) times the Participant’s Target Annual Bonus.

(b) The Company shall at its sole expense provide the Participant with reasonable outplacement services during the one-year period following the Participant’s Date of Termination. The Participant shall not, however, be entitled to any payment in lieu of accepting outplacement assistance services.

(c) If the Participant (and eligible family members) elect COBRA, the Employer shall continue coverage until the earlier of (a) six months before the end of the COBRA period, or (b) such earlier date that the Participant is covered under another group health plan, subject to the terms of such plan and applicable law.

(d) Any reimbursements or in-kind benefits provided under this Plan that are subject to Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Plan, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

Exhibit F

INTELLECTUAL PROPERTY, CONFIDENTIALITY

AND RESTRICTIVE COVENANT AGREEMENT

This Intellectual Property, Confidentiality And Restrictive Covenant Agreement sets forth an agreement between Tony Thene and CARPENTER TECHNOLOGY CORPORATION and its subsidiaries (“Carpenter”). In consideration of your employment by Carpenter, the use of Carpenter’s facilities, know-how and experience and the compensation, rights and benefits described in that certain employment offer letter between you and Carpenter dated December 10, 2012 (the “Offer Letter”), you agree to and will abide by the following terms and conditions for the duration of your employment by Carpenter, commencing upon your start date and thereafter.

SECTION 1. INVENTIONS

The term “Inventions” shall mean any and all inventions and discoveries made, created or conceived by you, whether alone or jointly with others, relating to Carpenter’s business. This shall include, but not be limited to, improvements, designs, formulas, processes, computer programs, databases, trade secrets, proprietary information, documentation and materials. In the event of any dispute, it is agreed that Carpenter shall be the sole judge as to whether or not an invention relates to Carpenter business.

A.	CARPENTER’S RIGHTS TO INVENTIONS

(i)	Disclosure.

You agree to immediately make full written disclosure to Carpenter of any and all inventions that are conceived or reduced to practice during your employment by Carpenter and relate to the business and products, or to the actual or demonstrably anticipated research or development of Carpenter (“Carpenter Inventions”).

(ii)	Assignment to Carpenter.

You agree that all Inventions that: (i) are Carpenter Inventions; (ii) are developed using Carpenter’s confidential and proprietary information, facilities, equipment and supplies; or (iii) result from work performed by you for Carpenter, will be the sole and exclusive property of Carpenter and you hereby assign all of your right, title and interest in such Carpenter Inventions to Carpenter. You also agree to perform any acts necessary to accomplish this assignment.

(iii)	Assignment of Moral Rights.

To the extent permitted by law, you hereby assign any “moral” rights you may have in Carpenter Inventions to Carpenter and agree to forever waive and never assert any “moral” rights you may have in Carpenter Inventions during or after the termination of your employment with Carpenter.

B.	YOUR RIGHT TO INVENTIONS

(i)	Prior Inventions.

“Prior Inventions” are inventions you made and claim an ownership interest in prior to your employment by Carpenter or prior to executing this Agreement.

Please place your initials on one of the following two lines:

                            I have not made any Prior Inventions.

                             Prior Inventions I claim to have made are attached on a separate piece of paper.

If you have not listed any Prior Inventions, you agree that no Prior Inventions exist. To the extent Prior Inventions do exist, you hereby waive any and all rights or claims of ownership in such Prior Inventions.

If you have listed Prior Inventions, you hereby grant to Carpenter a royalty-free, irrevocable, perpetual, world-wide license to any Prior Invention that is now or hereafter infringed by a Carpenter product, process or method of doing business (“Carpenter Product”) if:

(a) you were involved in the development or implementation of that portion of the Carpenter Product that infringes upon your Prior Invention;

(b) you acquiesced or permitted other Carpenter employees to utilize your Prior Invention in the course of their development or implementation of the Carpenter product; or

(c) upon first learning of Carpenter’s use of your Prior Invention, you do not immediately notify, in writing, Carpenter’s Vice President of Technology of the infringement of your Prior Invention and the need for a license.

The listing of Prior Inventions does not constitute an acknowledgement by Carpenter of the existence or extent of such Prior Inventions nor of your ownership of such Prior Inventions.

(ii)	Future Inventions.

Carpenter agrees that you will own any inventions you develop while employed by Carpenter or thereafter as long as you develop such inventions: (1) on your own time; (2) not while performing Carpenter work; (3) without the use of Carpenter confidential and proprietary information, facilities, equipment and supplies; and (4) outside the scope of Carpenter’s business.

SECTION 2. PROTECTION OF CARPENTER INVENTIONS

You agree (at Carpenter’s expense) to assist Carpenter in every proper way in obtaining and enforcing patents, copyrights and other legal protections for Carpenter Inventions in any and all countries. You further agree to execute all lawful documents deemed necessary or advisable by Carpenter to obtain or enforce such patents, copyrights and other legal protections. You acknowledge that all original works of authorship that are made by you within the scope of your employment by Carpenter, and that are protectable by copyright , are works made for hire, pursuant to the United States Copyright Act (17 U.S.C. §101).

SECTION 3. CONFIDENTIAL PROPRIETARY INFORMATION

You understand that your employment by Carpenter creates a relationship of confidence and trust with respect to any information of a confidential, proprietary and secret nature that may be disclosed to you or otherwise learned by you in the course of your employment at Carpenter, including but not limited to, any confidential information of third parties disclosed to Carpenter. Such confidential, proprietary, and secret information includes, but is not limited to, information and material relating to past, present or future Inventions, marketing plans, manufacturing and product plans, technical specifications, hardware design and prototypes, business strategies, financial information, and forecasts, personnel information, and customer lists, and is referred to collectively in this Agreement as “Proprietary Information.”

A.	CONFIDENTIALITY OF PROPRIETARY INFORMATION

You understand and agree that your employment by Carpenter requires you to keep all Proprietary Information in confidence and trust for the tenure of your employment and thereafter, and that you will not use or disclose Proprietary information without the written consent of Carpenter, except as necessary to perform your duties as an employee of Carpenter. Upon termination of your employment with Carpenter, you will promptly deliver to Carpenter all documents and materials of any kind pertaining to your work at Carpenter, and you agree that you will not take with you any documents, materials or copies thereof, whether on paper, magnetic or optical media or any other medium, containing any Proprietary Information.

B.	INFORMATION OF OTHERS

You agree that during the tenure of your employment by Carpenter and thereafter, you will not improperly use or disclose to Carpenter any confidential, or proprietary, or secret information of your former employers or any other person. You further agree that you have not, and during your employment with Carpenter will not, bring any confidential, proprietary or secret information of your former employer(s) or any other person(s) onto Carpenter property.

SECTION 4. RESTRICTIVE COVENANTS

A.	NON-COMPETITION AND NON-SOLICITATION

You agree that during the tenure of your employment by Carpenter and for a period of 18 months after termination of that employment (without regard to the reason for the termination and whether the termination is initiated by you or Carpenter) (the “Restricted Period”) you will not, on your own or together with other persons, directly or indirectly, (i) own, manage, operate, join, control or participate in the ownership, management, operation or control of or become the employee of any business engaged in the research, development, manufacture, sale, marketing or distribution of stainless steel, titanium, specialty alloys, or metal fabricated parts or components similar to or competitive with those manufactured by Carpenter; (ii) offer services to any business that is or has been at any time during the preceding three year period a customer, vendor or contractor of Carpenter; or (iii) solicit any employee of Carpenter to terminate his or her employment with Carpenter for purposes of hiring such employee or hire any person who is an employee of Carpenter.

B.	REMEDIES AND ENFORCEMENT

(i)	Equitable Relief.

You acknowledge and agree that if you breach any of the restrictive covenants contained in this section (the “Covenants”), Carpenter will suffer immediate and irreparable harm and injury for which Carpenter will have no adequate remedy at law. Accordingly, in any action or proceeding to enforce the Covenants, you agree not to assert the claim or defense that an adequate remedy at law exists. Rather, if you breach any of the Covenants, Carpenter shall be absolutely entitled to obtain equitable relief, including without limitation temporary restraining orders, preliminary injunctions, permanent injunctions, and specific performance. Carpenter will also have the right and remedy to require you to account for and pay over to Carpenter all compensation, profits, monies, accruals, increments or other benefits derived or received by you as the result of such breach. The foregoing remedies and relief shall be cumulative and in addition to any other remedies available to Carpenter. In addition to the other remedies in this section to which Carpenter may be entitled, Carpenter shall receive attorneys’ fees and any other expenses incident to its maintenance of any action to enforce its rights under this Agreement.

(ii)	Extension of Restricted Period.

If you breach the Covenants in any respect, the Restricted Period will be extended for a period equal to the period that you were in breach.

(iii)	Judicial Modification.

If a court determines that the Covenants (or any portion thereof) are unenforceable because of their duration, scope or otherwise, it is the intention of the parties that such court then modify the Covenants to the minimum extent necessary and, in their modified form, for the Covenants to then be enforceable. Moreover, if any court holds the Covenants (or any portion thereof) unenforceable by reason of their duration or scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the right of Carpenter to the relief provided above in the courts of any other jurisdiction within the scope of such Covenants.

(iv)	Disclosure.

You agree to disclose the existence and terms of the Covenants to any person for whom you perform services during the Restricted Period.

C.	ACKNOWLEDGEMENTS

You acknowledge that the Covenants are reasonable and necessary to protect the legitimate interests of Carpenter and its affiliates, that the duration and scope of the Covenants are reasonable given the position you will hold within Carpenter, and that Carpenter would not have entered into the Offer Letter or otherwise agreed to employ you, unless you had agreed to be bound by the Covenants.

SECTION 5. MISCELLANEOUS PROVISIONS

A.	SEVERABILITY

If one or more of the provisions of this Agreement are deemed void or unenforceable by law, then the remaining provisions will continue in full force and effect.

B.	GOVERNING LAW

This Agreement will be governed by the laws of the Commonwealth of Pennsylvania. Any legal action arising out of this Agreement shall be venued in Berks County, Pennsylvania.

C.	SUCCESSORS AND ASSIGNS

This Agreement will be binding upon your heirs, executors, administrators, and other legal representatives and will be for the benefit of Carpenter, its successors and assigns.

BY EXECUTING THIS AGREEMENT, I INTEND TO BE LEGALLY BOUND BY ALL OF THE TERMS AND CONDITIONS CONTAINED IN THIS AGREEMENT.

Tony Thene	Date

PRIVILEGED AND CONFIDENTIAL

Exhibit G

INDEMNITY AGREEMENT

This Indemnification Agreement (“Agreement”) is made as of this     day of December, 2012 by and between Carpenter Technology Corporation, a Delaware corporation, and Tony Thene (“Indemnitee”) effective upon a mutually agreed upon start date.

RECITALS

WHEREAS, highly competent persons have become more reluctant to serve publicly-held corporations as directors or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the corporation.

WHEREAS, the Restated Certificate of Incorporation and Bylaws of the Company require indemnification of the officers and directors of the Company, and Indemnitee may also be entitled to indemnification pursuant to the Delaware General Corporation Law (“DGCL”).

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that, in order to attract and retain qualified individuals, the Company will attempt to maintain on an ongoing basis, at its sole expense, liability insurance to protect persons serving the Company and its subsidiaries from certain liabilities.

WHEREAS, the uncertainties relating to such insurance and to indemnification have increased the difficulty of attracting and retaining such persons.

WHEREAS, the Board has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company’s stockholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future.

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified.

WHEREAS, this Agreement is a supplement to and in furtherance of the Restated Certificate of Incorporation and Bylaws of the Company and any resolutions adopted pursuant thereto and any liability insurance, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder.

WHEREAS, Indemnitee does not regard the protection available under the Company’s Restated Certificate of Incorporation, Bylaws and insurance as adequate in the present circumstances, and may not be willing to serve as an officer or director without adequate protection, and the Company desires Indemnitee to serve in such capacity. Indemnitee is willing to serve, continue to serve and to take on additional service for or on behalf of the Company on the condition that he be so indemnified;

NOW, THEREFORE, in consideration of the promises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

1. Services to the Company. Indemnitee will serve or continue to serve, at the will of the Company, as an officer, director or key employee of the Company for so long as Indemnitee is duly elected or appointed or until Indemnitee tenders his or her resignation; however, this Agreement shall not impose any obligation on Indemnitee or the Company to continue Indemnitee’s service to the Company beyond any period otherwise required by law or by other agreements or commitments or the parties, if any.

2. Definitions. As used in this Agreement

(a) A “Change in Control” shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events:

(i) Acquisition of Stock by Third Party. Any Person (as defined below) or group (within the meaning of

Section 13(d)(3) and Section 14(d)(2) of the Exchange Act, or any successor provision) is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities;

(ii) Change in Board of Directors. During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in

Sections 2(a)(i), 2(a)(iii) or 2(a)(iv)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a least a majority of the members of the Board;

(iii) Corporate Transactions. The effective date of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in substantially the same proportions as their current ownership of stock, more than 51% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity;

(iv) Liquidation. The approval by the stockholders of the Company of a complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets other than such a sale or disposition to an entity in which the Company or its shareholders continue to own after such a sale at least 51% of the total voting power represented by the voting securities of such entity in substantially the same proportions as their then current ownership of stock of the Company and have the power to elect at least a majority of the board of directors or other governing body of such surviving entity; and

(v) Other Events. There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Exchange Act (as defined below), whether or not the Company is then subject to such reporting requirement.

For purposes of this Section 2(a), the following terms shall have the following meanings:

(A) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(B) “Person” means an individual, entity, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, unincorporated organization, and a governmental entity or any department agency or political subdivision thereof; provided, however, that Person shall exclude (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (iii) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(C) “Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act.

(b) “Company” shall mean Carpenter Technology Corporation, and shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, trustees, fiduciaries or agents, so that if Indemnitee is or was a director, officer, employee, trustee, fiduciary or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee. trustee, fiduciary or agent of another corporation, partnership, joint venture, trust employee benefit program or other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.

(c) “Corporate Status” describes the status of a person who is or was a director, officer, employee, agent, trustee or fiduciary of the Company or of any other corporation, partnership or joint venture, trust, employee benefit plan or other enterprise which such person is or was serving at the request of the Company.

(d) “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

(e) “Enterprise” shall mean the Company and any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the request of the Company as a director, officer, employee, agent, trustee or fiduciary.

(f) “Expenses” shall mean all retainers, court costs, transcript costs, fees of experts, witness fees, private investigators, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, fax transmission charges, secretarial services, delivery service fees, reasonable attorneys’ fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding or in connection with seeking indemnification under this Agreement. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee

(g) “Losses” shall mean all loss, liability, judgments, damages, amounts paid in settlement, fines, penalties, interest, assessments, other charges or, with respect to an employee benefit plan, excise taxes or penalties assessed with respect thereto.

(h) Reference to “other enterprise” shall include employee benefit plans; references to “fines” shall include any excise tax assessed with respect to any employee benefit plan; references to “serving at the request of the Company” shall include any service as a director, officer, employee, trustee, fiduciary or agent of the Company which imposes duties on, or involves services by, such director, officer, employee, trustee, fiduciary or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to under applicable law.

(i) The term “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, including any and all appeals, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature and whether formal or informal, in which Indemnitee was, is or will be involved as a party or otherwise by reason of or relating to the fact that Indemnitee is or was a director, officer, employee, agent, trustee or fiduciary of the

Company, by reason of or relating to any action taken by him or of any action on his part while acting as director, officer, employee, agent, trustee or fiduciary of the Company, or by reason of the fact that he is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of another Enterprise, in each case whether or not serving in such capacity at the time any Loss or Expense is incurred for which indemnification, reimbursement, or advancement of Expenses can be provided under this Agreement, including one initiated by a Indemnitee to enforce his rights under this Agreement.

(j) “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of relevant corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees and expenses of the Independent Counsel referred to above and to fully indemnify such counsel against any and all Expenses and Losses arising out of or relating to this Agreement or its engagement pursuant hereto.

(k) For purposes of Sections 3 and 4, the meaning of the phrase “to the fullest extent permitted by law” shall include, but not be limited to:

(i) to the fullest extent permitted by Section 145 of the DGCL or any section that replaces or succeeds Section 145 with respect to such matters of the DGCL, and

(ii) to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers, directors, employees, agents, trustees, fiduciaries and other persons acting or serving at the Company’s request.

3. Indemnity in Third-Party Proceedings. The Company shall indemnify Indemnitee in accordance with the provisions of this Section 3 if Indemnitee was or is, or was or is threatened to be made, a party to or a witness or participant in any Proceeding, other than a Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 3, Indemnitee shall be indemnified against all Expenses and Losses to the fullest extent permitted under law.

4. Indemnity in Proceedings by or in the Right of the Company. The Company shall indemnify Indemnitee in accordance with the provisions of this Section 4 if Indemnitee was or is, or was or is threatened to be made, a party to or a participant in any Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 4, Indemnitee shall be indemnified against all Expenses and Losses actually and reasonably incurred or suffered by him or on his behalf in connection with such Proceeding or any claim, issue or matter therein to the fullest extent permitted under law. No indemnification for Expenses shall be made under this Section 4 in respect of any claim, issue or matter as to which Indemnitee shall have been finally adjudged by a court to be liable to the Company, unless and only to the extent that the Delaware Court of Chancery or any court in which the Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification.

5. Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provisions of this Agreement, to the extent that Indemnitee was or is a party to (or a participant in) and is successful, on the merits or otherwise, in any Proceeding or in defense of any claim, issue or matter therein, in whole or in part, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter and any claim, issue or matter related to any claim, issue, or matter on which the Indemnitee was successful. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

6. Indemnification For Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a witness in any Proceeding to which Indemnitee is not a party, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.

7. Exclusions. Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnity in connection with any claim made against Indemnitee:

(a) for which payment has actually been made to or on behalf of Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision; or

(b) for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of state statutory law or common law; or

(c) in connection with any Proceeding (or any part of any Proceeding) initiated or brought voluntarily by Indemnitee prior to a Change of Control against the Company or its directors, officers, employees or other indemnitees, unless (i) the Board of Directors of the Company authorized the Proceeding (or any part of any Proceeding) prior to its initiation, (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law.

8. Advances of Expenses. Notwithstanding any provision of this Agreement to the contrary, the Company shall advance the Expenses incurred by Indemnitee in connection with any Proceeding for which indemnification is or may be available pursuant to this Agreement within 20 days after the receipt by the Company of a statement or statements requesting such advances from time to time, whether prior to or after final disposition of any Proceeding. Advances shall be unsecured and interest free. Advances shall be made without regard to Indemnitee’s ability to repay the Expenses and without regard to Indemnitee’s ultimate entitlement to indemnification under the other provisions of this Agreement. Advances shall include any and all Expenses incurred pursuing an action to enforce this right of advancement, including Expenses incurred preparing and forwarding statements to the Company to support the advances claimed. The Indemnitee shall qualify for advances solely upon the execution and delivery to the Company of an undertaking providing that the Indemnitee undertakes to repay the advance to the extent that it is ultimately determined pursuant to Section 11(a) that Indemnitee is not entitled to be indemnified by the Company in respect thereof.

9. Selection of Counsel. In the event the Company is obligated under Section 8 hereof to pay, and pays the Expenses of any Proceeding against Indemnitee, the Company, if appropriate, shall be entitled to assume the defense of such Proceeding, with counsel approved by Indemnitee, which approval shall not be unreasonably withheld, upon the delivery to Indemnitee of written notice of its election so to do. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same Proceeding, provided that (i) Indemnitee shall have the right to employ his counsel in any such Proceeding at Indemnitee’s expense; and (ii) if (A) the employment of counsel by Indemnitee has been previously authorized by the Company, (B) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense, or (C) the Company shall not, in fact, have employed counsel approved by the Indemnitee to assume the defense of such Proceeding, then the fees and expenses of Indemnitee’s counsel shall be at the expense of the Company.

10. Procedure for Notification and Defense of Claim.

(a) Indemnitee shall, as a condition precedent to his right to be indemnified under this Agreement, give the Company notice in writing as soon as practicable of any claim made against Indemnitee for which indemnification will or could be sought under this Agreement, provided however, that a delay in giving such notice shall not deprive Indemnitee of any right to be indemnified under this Agreement unless, and then only to the extent that, such delay is materially prejudicial to the defense of such claim. The omission to notify the Company will not relieve the Company from any liability for indemnification which it may have to Indemnitee otherwise than under this Agreement. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that Indemnitee has requested indemnification.

(b) The Company will be entitled to participate in any Proceeding at its own expense.

11. Procedure Upon Application for Indemnification.

(a) Upon written request by Indemnitee for indemnification pursuant to the first sentence of Section 10(a), a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall be made in the specific case: (i) if a Change in Control shall have occurred, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee; or (ii) if a Change in Control shall not have occurred, (A) by a majority vote of the Disinterested Directors, even though less than a quorum of the Board, (B) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum of the Board, or (C) if there are no such Disinterested Directors or, if such Disinterested Directors so direct, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee; and, if it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten (10) days after such determination. Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any costs or expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

(b) In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 11(a) hereof, the Independent Counsel shall be selected as provided in this Section 11(b). If a Change in Control shall not have occurred, the Independent Counsel shall be selected by the Board of Directors, and the Company shall give written notice to Indemnitee advising him of the identity of the Independent Counsel so selected. If a Change in Control shall have occurred, the Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Board of Directors, in which event the preceding sentence shall apply), and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected. In either event, Indemnitee or the Company, as the case may be, may, within 10 days after such written notice of selection shall have been given, deliver to the Company or to Indemnitee, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 2 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If, within 20 days after submission by Indemnitee of a written request for indemnification pursuant to Section 10(a) hereof, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may petition a court of competent jurisdiction for resolution of any objection which shall have been made by the Company or Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the Court or by such other person as the Court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 11(a) hereof. Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 13(a) of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

12. Presumptions and Effect of Certain Proceedings.

(a) In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement and the Company shall have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption. Neither the failure of the Company (including by its directors or independent legal counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its directors or independent legal counsel) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

(b) If the person, persons or entity empowered or selected under Section 11 of this Agreement to determine whether Indemnitee is entitled to indemnification shall not have made a determination within sixty (60) days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided, however, that such 60-day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making the determination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining or evaluating of documentation and/or information relating thereto; and provided, further, that the foregoing provisions of this Section 12(b) shall not apply if the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 11(a) of this Agreement.

(c) The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not meet any applicable standard of conduct under applicable law (or did or did not hold any particular state of knowledge referred to under applicable law).

(d) Reliance as Safe Harbor. For purposes of any determination of good faith, Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Enterprise, including financial statements, or on information supplied to Indemnitee by the officers of the Enterprise in the course of their duties, or on the advice of legal counsel for the Enterprise or on information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser or other expert selected with the reasonable care by the Enterprise. The provisions of this Section 12(d) shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement.

(e) Actions of Others. The knowledge and/or actions, or failure to act, of any director, officer, agent, trustee, fiduciary or employee of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

13. Remedies of Indemnitee.

(a) In the event that (i) a determination is made pursuant to Section 11 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 8 of this Agreement, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 11(a) of this Agreement within 30 days after receipt by the Company of the request for indemnification, or (iv) payment of indemnification is not made pursuant to Section 3, 4 or 5 or the last sentence of Section 11(a) of this Agreement within ten (10) days after receipt by the Company of a written request therefor, or , if a determination is required by law, within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification, Indemnitee shall be entitled to an adjudication (or, in the case of clause (i), to seek an adjudication) by the Delaware Court or by any court in the State of Pennsylvania of his entitlement to such indemnification or advancement of Expenses; provided, that nothing contained in this Section 13 shall be deemed to limit Indemnitee’s rights under Section 12(b). Alternatively, Indemnitee, at his option, may seek an award in binding arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The Company shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration.

(b) In the event that a determination shall have been made pursuant to Section 11(a) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 13 shall be conducted in all respects as a de novo trial, or arbitration, on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination. In any judicial proceeding or arbitration commenced pursuant to this Section 13 the Company shall have the burden of proving Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be.

(c) If a determination shall have been made pursuant to Section 11(a) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 13, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d) The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 13 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement. The Company shall indemnify Indemnitee against any and all Expenses and, if requested by Indemnitee, shall (within ten (10) days after receipt by the Company of a written request therefore) advance such expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for indemnification or advance of Expenses from the Company under this Agreement, under the Company’s certificate of incorporation or bylaws as in effect from time to time or under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement of Expenses or insurance recovery, as the case may be.

14. Non-exclusivity; Survival of Rights; Insurance; Subrogation.

(a) The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Company’s Restated Certificate of Incorporation, the Company’s Bylaws, any agreement, a vote of stockholders or a resolution of directors, or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in Delaware law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Company’s Restated Certificate of Incorporation, Bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

(b) The Company shall, from time to time, make the good faith determination whether or not it is practicable for the Company to obtain and maintain a policy or policies of insurance with reputable insurance companies providing the directors, officers, employees, trustees, fiduciaries and agents of the Company with coverage for losses from wrongful acts, or to ensure the Company’s performance of its indemnification obligations under this Agreement. Among other considerations, the Company will weigh the costs of obtaining such insurance coverage against the protection afforded by such coverage. To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, trustees, fiduciaries and agents of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person serves at the request of the Company, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, employee, trustee, fiduciary or agent under such policy or policies. If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

(c) In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(d) The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable (or for which advancement is provided hereunder) hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise

(e) The Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company as a director, officer, employee, trustee, fiduciary or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount Indemnitee has actually received as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

15. Settlement.

(a) The Company shall have no obligation to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding by the Indemnitee effected without the Company’s prior written consent.

(b) The Company shall not, without the prior written consent of Indemnitee, consent to the entry of any judgment against Indemnitee or enter into any settlement or compromise which (i) includes an admission of fault of Indemnitee, any non-monetary remedy affecting or obligation of Indemnitee, or Monetary Loss for which Indemnitee is not indemnified hereunder or (ii) with respect to any Proceeding with respect to which Indemnitee may be or is made a party, witness or participant or may be or is otherwise entitled to seek indemnification hereunder, does not include, as an unconditional term thereof, the full release of Indemnitee from all liability in respect of such Proceeding, which release shall be in form and substance reasonably satisfactory to Indemnitee.

(c) Neither the Company nor Indemnitee shall unreasonably withhold their consent to any proposed settlement.

16. Duration of Agreement. This Agreement shall continue until and terminate upon the later of: (a) 10 years after the date that Indemnitee shall have ceased to serve as a director or officer of the Company or as a director, officer, employee, trustee, fiduciary or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which Indemnitee served at the request of the Company; or (b) 1 year after the final termination of any Proceeding, including any and all appeals, then pending in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by Indemnitee pursuant to Section 13 of this Agreement relating thereto.

17. Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of Indemnitee and his heirs, executors and administrators.

18. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

19. Enforcement.

(a) The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve as a director or officer of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as a director or officer of the Company.

(b) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

20. Effectiveness of Agreement. This Agreement shall be effective as of the date set forth on the first page and may apply to acts or omissions of Indemnitee which occurred prior to such date if Indemnitee was an officer, director, employee, trustee, fiduciary or other agent of the Company, or was serving at the request of the Company as a director, officer, employee, trustee, fiduciary or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, at the time such act or omission occurred.

21. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties thereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement nor shall any waiver constitute a continuing waiver.

22. Notice by Indemnitee. Indemnitee agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder. The failure of Indemnitee to so notify the Company shall not relieve the Company of any obligation which it may have to the Indemnitee under this Agreement or otherwise.

23. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, or (b) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

(a) If to Indemnitee, at the address indicated on the signature page of this Agreement, or such other address as Indemnitee shall provide to the Company.

(b) If to the Company to:

 Carpenter Technology Corp

 101 W. Bern Street

 P.O. Box 14662

 Reading, PA 19601

 Attention: General Counsel

or to any other address as may have been furnished to Indemnitee by the Company.

24. Contribution. To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for Losses and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees, trustees, fiduciaries and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

25. Applicable Law and Consent to Jurisdiction. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. Except with respect to any arbitration or proceeding commenced by Indemnitee pursuant to Section 13(a) of this Agreement, the Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chancery Court of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

26. Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

27. Miscellaneous. Use of the masculine pronoun shall be deemed to include usage of the feminine pronoun where appropriate. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof. The term including shall mean including without limitation.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day and year first above written.

CARPENTER TECHNOLOGY CORPORATION		INDEMNITEE

By:
	William Wulfsohn	Tony Thene
	President & CEO	Senior Vice President and CFO